UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

COLLEGIUM PHARMACEUTICAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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100 Technology Center Drive, Suite 300
Stoughton, MA 02072

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2020

To the Shareholders of Collegium Pharmaceutical, Inc.:

The 2020 Annual Meeting of Shareholders (the “Annual Meeting”) of Collegium Pharmaceutical, Inc., a Virginia corporation (the “Company,” “we,” “us,” or “our”), will be held virtually via live webcast on Wednesday, May 20, 2020, at 8:30 a.m. (Eastern Time), for the following purposes:

1.	To elect three Class II directors to terms expiring in 2023;
2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement;
3.	To approve a proposed amendment and restatement of our Second Amended and Restated Articles of Incorporation to declassify our board of directors;
4.

To approve a proposed amendment and restatement of our Second Amended and Restated Articles of Incorporation to eliminate the supermajority voting requirement for amendments to our Amended and Restated Bylaws;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
6.	To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

Our board of directors unanimously recommends that you vote “FOR” the election of its director nominees and “FOR” Proposals 2, 3, 4 and 5.

The meeting can be accessed by visiting www.meetingcenter.io/200054000, where you will be able to listen to the meeting live, submit questions and vote online. There will be no physical location for shareholders to attend.

Instead of mailing a printed copy of our proxy materials to all of our shareholders, we provide access to these materials via the Internet. This reduces the amount of paper necessary to produce these materials as well as the costs associated with mailing these materials to all shareholders. Accordingly, on or about April 9, 2020, we will begin mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record on our books at the close of business on March 31, 2020, the record date for the Annual Meeting, and will post our proxy materials on the website referenced in the Notice. As more fully described in the Notice, shareholders may choose to access our proxy materials on the website referred to in the Notice or may request to receive a printed set of our proxy materials. In addition, the Notice and website provide information regarding how you may request to receive proxy materials in printed form by mail, or electronically by email, on an ongoing basis.

If you are a shareholder of record, you may vote in one of the following ways:

•	Vote over the Internet, by going to www.envisionreports.com/COPI (have your Notice or proxy card in hand when you access the website);
•	Vote by telephone, by calling the toll-free number 1-800-652-8683 (have your Notice or proxy card in hand when you call);
•	Vote by mail, if you received (or requested and received) a printed copy of the proxy materials, by returning the enclosed proxy card (signed and dated) in the envelope provided; or
•	Vote at the Annual Meeting.

If your shares are held in “street name,” meaning that they are held for your account by a broker, bank or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Whether or not you plan to attend the Annual Meeting,  we urge you to take the time to vote your shares.

By Order of the Board of Directors,

/s/ SHIRLEY KUHLMANN
Shirley Kuhlmann
Executive Vice President, General Counsel & Secretary

Stoughton, Massachusetts
April 9, 2020

Page

FREQUENTLY ASKED QUESTIONS	2

PROPOSAL 1 ELECTION OF DIRECTORS	8

CORPORATE GOVERNANCE	13

AUDIT COMMITTEE REPORT	24

PROPOSAL 2 ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION	25

EXECUTIVE OFFICERS	26

COMPENSATION DISCUSSION AND ANALYSIS	28

COMPENSATION COMMITTEE REPORT	41

EXECUTIVE COMPENSATION	42

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	56

PROPOSAL 3 AMENDMENT AND RESTATEMENT OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS	58

PROPOSAL 4: AMENDMENT AND RESTATEMENT OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS FOR AMENDMENTS TO ITS AMENDED AND RESTATED BYLAWS	59

PROPOSAL 5 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	60

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	61

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	64

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	64

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020 ANNUAL MEETING OF SHAREHOLDERS	65

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	65

ANNUAL REPORT	66

OTHER MATTERS	66

i

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 20, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2020
ANNUAL MEETING TO BE HELD ON WEDNESDAY, MAY 20, 2020

Copies of this proxy statement and the form of proxy card, and the Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”) are available without charge at www.envisionreports.com/COPI, by telephone at 1‑866‑641‑4276, or by notifying our Corporate Secretary, in writing, at Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

The board of directors (“Board”) of Collegium Pharmaceutical, Inc. (“Company,” “we,” “us,” or “our”) is soliciting the enclosed proxy for use at its 2020 Annual Meeting of shareholders (the “Annual Meeting”) to be held virtually via live webcast on May 20, 2020 at 8:30 a.m. (Eastern Time).  The meeting can be accessed by visiting www.meetingcenter.io/200054000. There will be no physical location for shareholders to attend.

 On April 9, 2020, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders (other than those who previously requested electronic or paper delivery of proxy materials), directing shareholders to a website where they can access our proxy materials, including this proxy statement and the 2019 Annual Report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to those materials via e-mail unless you elect otherwise.

FREQUENTLY ASKED QUESTIONS

The following questions and answers present important information pertaining to the Annual Meeting:

Q: Why are we holding the Annual Meeting?

A: As a matter of good corporate practice, and in compliance with applicable corporate law and the Marketplace Rules (the “NASDAQ Listing Rules”) of The NASDAQ Global Select Market (“NASDAQ”), we hold a meeting of shareholders annually. This year’s meeting will be held on May 20, 2020. There will be at least five items of business that must be voted on by our shareholders at the Annual Meeting, and our Board is seeking your proxy to vote on these items. This proxy statement contains important information about us and the matters that will be voted on at the Annual Meeting. Please read these materials carefully so that you have the information you need to make informed decisions.

Q: How can I participate in the Annual Meeting?

A: This year our Annual Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. We have adopted a virtual format for the Annual Meeting to make participation accessible for shareholders from any geographic location with Internet connectivity. We have worked to offer the same participation opportunities as would be provided at an in-person meeting while further enhancing the online experience available to all shareholders regardless of their location.

To participate in the virtual meeting, visit www.meetingcenter.io/200054000.  The password for the meeting is COPI2020.  You will need to enter the 16-digit control number included on your Notice or on your proxy card. The meeting will begin promptly at 8:30 a.m. ET on May 20, 2020.  We encourage you to access the meeting prior to the start time leaving ample time for the check in.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong WiFi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in prior to the start of the meeting.

This year’s shareholders question and answer session will include questions submitted in advance of, and questions submitted live during, the Annual Meeting. Questions may be submitted through www.meetingcenter.io/200054000. We will post questions and answers if applicable to our business on our Investor Relations website shortly after the meeting.

Q: Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A: In accordance with rules adopted by the U.S. Securities and Exchange Commission (“SEC”), we may furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which is being mailed to our shareholders on or about April 9, 2020, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

Q: Who is entitled to vote?

A: Only shareholders of record as of the close of business on March 31, 2020 (the “Record Date”) will be entitled to notice of, and to vote at, the Annual Meeting. Beginning two days after notice of our Annual Meeting is given, a list of shareholders eligible to vote at the Annual Meeting will be available for inspection at our principal office at any time up to the Annual Meeting. If you would like to inspect the list, please call our Corporate Secretary at (781) 713‑3699 to arrange a visit to our office.

Q: How many shares of common stock can vote?

A: There were 34,306,040 shares of common stock issued and outstanding as of the close of business on the Record Date. Each shareholder entitled to vote at the Annual Meeting may cast one vote for each share of common stock owned by him, her or it which has voting power upon each matter considered at the Annual Meeting.

Q: What may I vote on?

A: You may vote on the following matters:

1. The election of three Class II directors to terms expiring in 2023;
2. The approval, on an advisory basis, of named executive officer compensation;
3. The approval of a proposed amendment and restatement of our Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) to declassify our Board;

4. The approval of a proposed amendment and restatement of our Articles of Incorporation to eliminate the supermajority voting requirement for amendments to our Amended and Restated Bylaws (the “Bylaws”);

5. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020; and
6. Any other business that may properly come before the Annual Meeting and any adjournment or postponement thereof.

Q: Will any other business be presented for action by shareholders at the Annual Meeting?
A: Management knows of no business that will be presented at the Annual Meeting other than Proposals 1,  2, 3,  4 and 5. If any other matter properly comes before the Annual Meeting, the persons named as proxies in the proxy card intend to vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment on the matter.

Q: How does the Board recommend that I vote on each of the proposals?

A: Our Board recommends a vote “FOR” the election of its director nominees and “FOR” Proposals 2, 3, 4 and 5.

Q: How do I vote my shares?

A: The answer depends on whether you own your shares of common stock directly (that is, you hold shares that show your name as the registered shareholder) or if your shares are held in a brokerage account or by another nominee holder.

If you own your shares directly (i.e., you are a “registered shareholder”): your proxy is being solicited directly by us, and you can vote by mail, telephone or Internet, or you can vote at the Annual Meeting.

If you wish to vote by mail, please do the following: (i) sign and date the proxy card, (ii) mark the boxes indicating how you wish to vote, and (iii) return the proxy card in the prepaid envelope provided. If you sign your proxy card but do not indicate how you wish to vote, the proxies will vote your shares “FOR” the director nominees and “FOR” Proposals, 2, 3, 4 and 5, and, in their discretion, on any other matter that properly comes before the Annual Meeting. Unsigned proxy cards will not be counted.

If you wish to vote by telephone or over the Internet, you will find instructions on the proxy card that you should follow. There may be costs associated with telephonic or electronic access, such as usage charges from Internet access providers and telephone companies that must be paid by the shareholder. The telephone and Internet voting procedures are designed to authenticate a shareholder’s identity to allow a shareholder to vote his, her or its shares and confirm that his, her or its instructions have been properly recorded. Voting by telephone or over the Internet authorizes the named proxies to vote your shares in the same manner as if you had submitted a validly executed proxy card.

If you wish to vote at the meeting, you will need to access the meeting by visiting www.meetingcenter.io/200054000, where you will be able to listen to the meeting live, submit questions and vote. The password for the meeting is COPI2020, and you will need the 16 digit control number provided on your proxy card or Notice.

If you hold your shares through a broker, bank or other nominee: a voting instruction card has been provided to you by your broker, bank or other nominee describing how to vote your shares. If you receive a voting instruction card, you can vote by completing and returning the voting instruction card. Please be sure to mark your voting choices on your voting instruction card before you return it. You may also be able to vote by telephone or via the Internet. Please refer to the instructions provided with your voting instruction card for information about voting in these ways. See also “Will my shares be voted if I do not return my proxy?” below.

If you wish to vote at the meeting, you will need to register in advance to attend the Annual Meeting online and you may not vote your shares at the Annual Meeting unless you obtain a “legal proxy” from the bank, broker or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.  To register to attend the Annual Meeting online, you must submit proof of your legal proxy reflecting your holdings along with your name and email address to Computershare Trust Company, N.A.  Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m. (Eastern Time) on May 19, 2020.  You will receive a confirmation of your registration by email after we receive your registration materials.  Requests for registration should be directed by (i) email to legalproxy@computershare.com, with a forward of the email from your broker or attachment of an image of your legal proxy, or (ii) by mail to Computershare Trust Company, N.A., Collegium Pharmaceutical, Inc. Legal Proxy, P.O. Box 43001, Providence, RI 02940-3001.

Q: What is a proxy?

A: A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing as your proxies Joseph Ciaffoni, our President and Chief Executive Officer, and Paul Brannelly, our Executive Vice President and Chief Financial Officer. They may act together or individually on your behalf and will have the authority to appoint a substitute to act as proxy. Whether or not you expect to attend the Annual Meeting, we request that you please use the means available to you to vote by proxy so as to ensure that your shares of common stock may be counted towards a quorum and voted.

Q: Will my shares be voted if I do not return my proxy?

A: If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy by mail or by ballot at the Annual Meeting.

If your shares are held in “street name,” your brokerage firm may under certain circumstances vote your shares if you do not timely return your voting instructions. Brokers can vote their customers’ unvoted shares on discretionary matters but cannot vote such shares on non-discretionary matters. If you do not timely return voting instructions to your brokerage firm to vote your shares, your brokerage firm may, on discretionary matters, either vote your shares or leave your shares unvoted.

Proposal 1 (election of directors), Proposal 2 (the advisory vote on the compensation of our named executive officers), Proposal 3 (the amendment and restatement of our Articles of Incorporation to declassify our Board) and Proposal 4 (the amendment and restatement of our Articles of Incorporation to eliminate the supermajority voting requirement for amendments to our Bylaws) are non-discretionary matters. If you do not instruct your brokerage firm how to vote with respect to these proposals, your brokerage firm may not vote with respect to these proposals and those shares that would have otherwise been entitled to be voted will be treated as “broker non-votes.” “Broker non-votes” are shares that are held in “street name” by a bank or brokerage firm that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

Proposal 5 (ratification of the appointment of our independent registered public accounting firm) is considered a discretionary matter, and your brokerage firm will be able to vote on this proposal even if it does not timely receive instructions from you, so long as it holds your shares in its name. We encourage you to timely provide voting instructions to your brokerage firm or other nominee. This ensures that your shares will be voted at the Annual Meeting according to your instructions. You should receive directions from your brokerage firm or other nominee about how to submit your voting instructions to them.

Q: What if I want to change my vote or revoke my proxy?

A: If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the Annual Meeting. To do so, you must do one of the following:

1.Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted. You may not revoke or change your vote over the Internet or by telephone after 11:59 p.m., Eastern Time, on May 19, 2020.

2.Sign a new proxy and submit it by mail to Computershare Trust Company, N.A., 250 Royall Street, Canton, MA 02021, Attention: Proxy Tabulation, who must receive the proxy card no later than May 19, 2020. Only your latest dated proxy will be counted.

3.Attend the Annual Meeting and vote as instructed above. Attending the Annual Meeting alone will not revoke your Internet vote, telephone vote or proxy submitted by mail, as the case may be.

4.Give our Corporate Secretary written notice before or at the meeting that you want to revoke your proxy. If your shares are held in “street name,” you should contact your broker, bank or nominee for information on how to change your voting instructions. You may also vote in person at the Annual Meeting, which will have the effect of revoking any previously submitted voting instructions, if you obtain a “legal proxy” from your broker, bank or nominee as described in the answer to the question “How do I vote my shares?” above.

Q: What is a quorum?

A: The holders of a majority of the 34,306,040 shares of common stock outstanding as of the Record Date, either present or represented by proxy, constitute a quorum. A quorum is necessary in order to conduct the Annual Meeting. If you choose to have your shares represented by proxy at the Annual Meeting, you will be considered part of the quorum. Broker non-votes and abstentions will be counted as present for the purpose of establishing a quorum. If a quorum is not present by attendance or represented by proxy at the Annual Meeting, the shareholders present by attendance at the meeting or by proxy may adjourn the Annual Meeting until a quorum is present.

Q: What vote is required to approve each matter and how are votes counted?

A: Proposal 1—Election of Directors

Directors are elected by a majority of the votes cast in an uncontested election. Because the number of nominees properly nominated for the Annual Meeting is the same as the number of directors to be elected at the Annual Meeting, the election of directors is an uncontested election. As a result, a nominee for director must receive a greater number of votes cast “FOR” election than votes cast “AGAINST” such nominee’s election to be elected to the Board (or re-elected, in the case of any nominee who is an incumbent director).  To approve Proposals 2 and 5, the votes cast “FOR” must exceed the votes cast “AGAINST” such proposals.  Adoption of Proposals 3 and 4 require the affirmative vote of the majority of shares of the Company entitled to vote at the meeting.

Proposals 1, 2, 3 and 4 are non-discretionary matters. Therefore, if your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm cannot vote your shares on such Proposals. Broker non-votes – shares held in “street name” by banks, brokerage firms, or nominees who indicate on their proxies that they do not have authority to vote the shares on such proposals – will not be counted as votes “FOR” or “AGAINST” these proposals. If you “ABSTAIN” from voting on Proposals 1, 2, 3, or 4, your shares will not be voted “FOR” or “AGAINST” such proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, such “broker non-votes” and abstentions will have no effect on the voting on Proposals 1 or 2.  In the event of a broker non-vote with respect to Proposals 3 or 4, however, the broker non-vote will have the effect of a vote against such proposal inasmuch as adoption of Proposals 3 and 4 require the affirmative vote of the majority of shares of the Company entitled to vote at the meeting.

Proposal 2 is an advisory vote and the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders, and will consider the outcome of the vote when making future decisions on the compensation of our named executive officers and our executive compensation philosophy, policies and procedures.

Proposal 5 is considered a discretionary matter. If your shares are held by your brokerage firm in “street name” and you do not timely provide voting instructions with respect to your shares, your brokerage firm may vote your unvoted shares on Proposal 5. If you “ABSTAIN” from voting on Proposal 5, your shares will not be voted “FOR” or “AGAINST” the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to “ABSTAIN” will have no effect on the outcome of Proposal 5.

Although shareholder approval of Proposal 5 is not required, we believe that it is advisable to give shareholders an opportunity to ratify this appointment. If this proposal is not approved at the Annual Meeting, the audit committee will reconsider its appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.

Q: What if additional proposals are presented at the Annual Meeting?

A: We do not intend to bring any other matter for a vote at the Annual Meeting, and we do not know of anyone else who intends to do so. However, with respect to any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their judgment.

Q: Do the directors and officers of the Company have an interest in the outcome of the matters to be voted on?

A: Our directors and officers will not receive any special benefit as a result of the outcome of the matters to be voted on, except that our non-employee directors will receive compensation for their service as described later in this Proxy Statement under the heading “Proposal 1: Election of Directors—Corporate Governance—Compensation of Non-Employee Directors.”

Q: How many shares do the directors and officers of the Company beneficially own, and how do they plan to vote their shares?

A: Directors and executive officers, who, as of the Record Date, had beneficial ownership (or had the right to acquire beneficial ownership within sixty days following the Record Date) of approximately 5.04% of our outstanding common stock, are expected to vote, or direct the voting of their shares, “FOR” the director nominees and “FOR” Proposals, 2, 3, 4 and 5.

Q: Who will count the votes?

A: Our inspector of elections, Computershare Trust Company, N.A., will count the votes cast by proxy and in person at the Annual Meeting.

Q: Who can attend the Annual Meeting?

A: All shareholders are invited to attend the Annual Meeting.

Q: Are there any expenses associated with collecting the shareholder votes?

A: We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and other materials to our shareholders. We do not anticipate hiring an agency to solicit votes from shareholders at this time; however, if we determine that such action would be appropriate or necessary, we would pay the cost of such service. Our officers and other employees may solicit proxies in person or by telephone but will receive no special compensation for doing so.

Q: Where can you find the voting results?

A: Voting results will be reported in a Current Report on Form 8‑K, which we will file with the SEC within four business days following the Annual Meeting.

Q: Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

A: Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2019 and audited our financial statements for such fiscal year. Deloitte & Touche LLP has been appointed by the audit committee to serve in the same role and to provide the same services for the fiscal year ending

December 31, 2020. We expect that one or more representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions at the end of the Annual Meeting.

Q: How do I obtain an Annual Report on Form 10‑K?

A: If you would like a copy of our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019 that we filed with the SEC, we will send you one without charge. Please write to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Attn: Investor Relations

All of our SEC filings are also available free of charge under the heading “SEC Filings” in the “Investors” section of our website at www.collegiumpharma.com.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Board is currently divided into three classes, with one class of our directors standing for election each year, for a three-year term. Directors for each class are elected at the annual meeting of shareholders held in the year in which the term for their class expires and hold office until their death, resignation or removal or their successors are duly elected and qualified. In accordance with our articles of incorporation and bylaws, our directors may fill existing vacancies on our Board (including vacancies resulting from an increase in the number of directors) by appointment. Pursuant to the Virginia Stock Corporation Act, the term of office of a director elected by our Board to fill a vacancy expires at the next shareholders’ meeting at which directors are elected. Once the appointed director receives the requisite shareholder vote at the annual meeting, he or she will serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our Board currently consists of nine directors, divided into the following three classes:

•	The Class I directors are John Fallon, M.D., John Freund, M.D. and David Hirsch, M.D., Ph.D., and their terms will expire at the 2022 annual meeting of shareholders;
•	The Class II directors are Joseph Ciaffoni, Michael Heffernan, R.Ph. and Gino Santini, and their terms will expire at the Annual Meeting; and
•	The Class III directors are Garen Bohlin, Gwen Melincoff and Theodore Schroeder, and their terms will expire at the 2021 annual meeting of shareholders.

All of our Class II directors have been nominated to serve as Class II directors and have agreed to stand for election. If the nominees for Class II directors are elected at the Annual Meeting, then each nominee will serve for a three-year term expiring at the 2023 annual meeting of shareholders and until his successor is duly elected and qualified.

Our directors are elected by a majority of the votes cast. Pursuant to our bylaws, a majority of votes cast means that if the votes cast “FOR” such nominee’s election exceed the votes cast “AGAINST” such nominee’s election, such nominee is elected.

If a choice is specified on the proxy card by a shareholder, the shares will be voted as specified. If no contrary indication is made, proxies are to be voted “FOR” Messrs. Ciaffoni, Heffernan and Santini, or, in the event that any such individual is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who is designated by our Board to fill the vacancy.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE ELECTION OF MESSRS. CIAFFONI, HEFFERNAN AND SANTINI AS CLASS II DIRECTORS AT THE ANNUAL MEETING.

Nominees for Election to the Board

Nominee	Age	Position
Joseph Ciaffoni	49	Director, President and Chief Executive Officer
Michael Heffernan, R.Ph.	55	Chairman
Gino Santini	63	Director

Joseph Ciaffoni, Director, President and Chief Executive Officer. Mr. Ciaffoni has served as our President and Chief Executive Officer since July 2018, and prior to that, served as our Executive Vice President and Chief Operating Officer since May 2017. Prior to joining us, Mr. Ciaffoni served as President, U.S. Branded Pharmaceuticals of Endo International plc, a specialty pharmaceutical company, from August 2016 to December 2016. Before that, from April

2012 to August 2016, Mr. Ciaffoni held various positions of increasing responsibility at Biogen Idec, including Senior Vice President, Global Specialty Medicines Group, Senior Vice President, U.S. Commercial and Vice President, U.S. Neurology Field Operations and Marketing. Prior to joining Biogen Idec, Mr. Ciaffoni was Executive Vice President and Chief Operating Officer of Shionogi Inc. and President of Shionogi Pharmaceuticals from July 2008 to October 2010. Mr. Ciaffoni also previously served as Vice President, Sales for Schering-Plough (now Merck) from May 2004 to June 2008, where he was responsible for the cholesterol franchise, and has held several commercial leadership roles at Sanofi-Synthelabo (now Sanofi) from January 2002 to April 2004 and Novartis from January 1994 to December 2001. Mr. Ciaffoni received a B.A. in Communications in 1993 and an M.B.A. in 2000, both from Rutgers, The State University of New Jersey.

We believe that Mr. Ciaffoni’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

Michael Heffernan, R.Ph., Chairman.  Mr. Heffernan has served as a member of our board of directors since October 2003 and served as our President and Chief Executive Officer from October 2003 to June 2018. Since then, Mr. Heffernan has served as a consultant to pharmaceutical and biotechnology companies. Mr. Heffernan has over twenty-five years of experience in the pharmaceutical and related healthcare industries. He was previously the Founder, President and Chief Executive Officer of Onset Therapeutics, LLC, a dermatology-focused company that developed and commercialized products for the treatment of skin-related illnesses and was responsible for the spin-off of the business from the Company to create PreCision Dermatology, Inc. which was acquired by Valeant Pharmaceuticals International, Inc. Mr. Heffernan has held prior positions as Co-Founder, President and Chief Executive Officer of Clinical Studies Ltd., a pharmaceutical contract research organization that was sold to PhyMatrix Corp., and as President and Chief Executive Officer of PhyMatrix. Mr. Heffernan started his career at Eli Lilly and Company, where he served in numerous sales and marketing roles.

Mr. Heffernan serves on the board of directors of Akebia Therapeutics, Inc. (NASDAQ: AKBA) (December 2018 to present), Trevi Therapeutics, Inc. (NASDAQ: TRVI) (2017 to present) and Biohaven Pharmaceutical Holding Company Ltd. (NSYE: BHVN) (January 2020 to present). Mr. Heffernan previously served on the board of directors of Keryx Biopharmaceuticals, Inc., a public pharmaceutical company prior to its merger with Akebia, Ocata Therapeutics, Inc. (NASDAQ: OCAT), Cornerstone Therapeutics Inc. (now known as Chiesi USA, Inc.) (NASDAQ: CRTX), and Veloxis Pharmaceuticals A/S, prior to its acquisition by Asahi Kasei.  Mr. Heffernan is a current member of the boards of several privately held companies. Mr. Heffernan graduated from the University of Connecticut with a B.S. in Pharmacy in 1987 and is a Registered Pharmacist.

We believe that Mr. Heffernan’s perspective and experience as a senior executive in the pharmaceutical industry, as well as the depth of his operations and board experience, provide him with the qualifications and skills to serve as a director.

Gino Santini, Director.  Mr. Santini has served as a member of our Board since July 2012 and has served as our lead independent director since May 2015. Since December 2010, Mr. Santini has been a senior advisor providing financing and business consulting services to venture capital, pharmaceutical and biotechnology companies. Previously, Mr. Santini held various positions at Eli Lilly and Company (“Lilly”) from 1983 until his retirement from Lilly in December 2010, most recently as Senior Vice President of Corporate Strategy and Business Development, a position he held since 2007. Mr. Santini also served as a member of Lilly’s Executive Committee from January 2004 to his retirement and as President of U.S. Operations. He joined Lilly in 1983 as a financial planning associate in Italy.

Mr. Santini currently serves as Chairman of the board of directors of AMAG Pharmaceuticals Inc. (NASDAQ: AMAG) (2012 to present), and as a member of the board of directors of Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT) (November 2015 to present) and Horizon Pharma plc (NASDAQ: HZNP) (2012 to present), as well as several privately held companies. Mr. Santini has also served, since 2012, as a member of the board of directors of Allena Pharmaceuticals, Inc. (NASDAQ: ALNA) (“Allena”), but he has decided not to stand for re-election at its upcoming annual meeting as disclosed in Allena’s 2019 Annual Report on Form 10-K.  Previously, Mr. Santini served on the board of directors of Vitae Pharmaceuticals, Inc. (NASDAQ GS: VTAE) (2014 to October 2016) and Sorin S.p.A., a company traded on the Italian Stock Exchange (2012 to 2015). He graduated from the University of Bologna, Italy with a B.S. in

Mechanical Engineering in 1981 and received an M.B.A. from the Simon School of Business at the University of Rochester in 1983.

We believe that Mr. Santini’s perspective and experience as a senior executive at Lilly, as well as his extensive domestic and international commercial, corporate strategy, business development and transaction experience, provide him with the qualifications and skills to serve as a director.

Terms Expiring at the

2021 Annual Meeting of Shareholders (Class III)

Name	Age	Position
Garen Bohlin	72	Director
Gwen Melincoff	67	Director
Theodore Schroeder	64	Director

Garen Bohlin, Director.  Mr. Bohlin has served as a member of our Board since January 2015. Mr. Bohlin has almost 30 years’ experience serving in executive roles at several biotechnology companies, including Constellation Pharmaceuticals, Inc., where he served as an Executive Vice President from January 2010 to his retirement in April 2012.

Prior to that, Mr. Bohlin served as Chief Operating Officer at Sirtris Pharmaceuticals, Inc. (“Sirtris”), which was acquired by GlaxoSmithKline plc. Prior to joining Sirtris, Mr. Bohlin served as President and Chief Executive Officer of Syntonix Pharmaceuticals, Inc. (“Syntonix”), which was acquired by Biogen Idec. Prior to Syntonix, Mr. Bohlin spent 14 years in executive management at Genetics Institute, Inc. (“Genetics Institute”), which was acquired by Wyeth. Prior to Mr. Bohlin’s tenure at Genetics Institute, he was a partner at Arthur Andersen & Co., where he spent 13 years.

Since his retirement, Mr. Bohlin has served on the boards of directors of several companies. Mr. Bohlin currently serves on the board of directors of Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2010 to present) and Karyopharm Therapeutics, Inc. (NASDAQ GS: KPTI) (2013 to present). Previously, he served on the board of directors of Acusphere, Inc. (OTC: ACUS) (2005 to 2015), Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020) and several other publicly traded and privately held biotechnology companies. Mr. Bohlin graduated from the University of Illinois with a B.S. in Accounting and Finance in 1970.

We believe that Mr. Bohlin’s perspective and experience as a senior executive in our industry, as well as his board and audit committee experience with publicly traded and privately held biotechnology companies, provide him with the qualifications and skills to serve as a director.

Gwen Melincoff, Director. Ms. Melincoff has served as a member of our Board since August 2017. Ms. Melincoff has over 25 years of leadership experience in the biotechnology and pharmaceutical industries. Ms. Melincoff is currently managing director at Gemini Advisors LLC, a biopharmaceutical consultancy (since 2013) and an advisor to Verge Genomics, a startup drug discovery company (since 2016) and Agent Capital (since 2017). From August 2014 to September 2016, she served as Vice President of Business Development at BTG International Inc., a specialist medical products company; she also served as an advisor to Phase 1 Ventures, a startup accelerator from 2015 through 2018. From September 2004 to December 2013, Ms. Melincoff was Senior Vice President of Business Development at Shire Plc (acquired by Takeda). In addition, from 2010 to 2013, she led the Shire Strategic Investment Group, the venture capital arm of Shire Plc. Prior to joining Shire Plc, Ms. Melincoff held managerial and business development positions at various pharmaceutical companies, including Adolor Corporation.

Ms. Melincoff currently serves on the board of Photocure ASA (PHO.OL) (2017 to present), Protalix BioTherapeutics, Inc. (NYSE: PLX) and Soleno Therapeutics (NASDAQ: SLNO) (2019 to present). Previously, she served as a board member or observer on the boards of Tobira Therapeutics (acquired by Allergan), DBV Technologies, AM Pharma, ArmaGen Technologies, Promethera Biosciences, Naurex Inc. (acquired by Allergan), Kamada Ltd. (NASDAQ: KMDA), and Enterome. Ms. Melincoff holds a B.S. in Biology from The George Washington University and an M.S. in Management and Health Care Administration from Pennsylvania State University. Ms. Melincoff has also attained the designation of Certified Licensing Professional (CLP™). Ms. Melincoff was named one of the “Top Women in Biotech 2013” by Fierce Biotech as well as being named to the Powerlist 100 of Corporate Venture Capital in 2012 and 2013.

We believe that Ms. Melincoff’s extensive experience in business development and general management in the life sciences industry and her valuable experience in corporate governance and acquisitions provide her with the qualifications and skills to serve as a director.

Theodore Schroeder, Director.  Mr. Schroeder has served as a member of our Board since January 2016. Mr. Schroeder currently serves as Chief Executive Officer and as a member of the board of directors of Nabriva Therapeutics, Plc. (“Nabriva”), a public biopharmaceutical company, a position he has held since July 2018. From June 2015 to July 2018 Mr. Schroeder was the President, CEO and member of the board of Zavante Therapeutics, a private biopharmaceutical company that he co-founded until its acquisition by Nabriva. Mr. Schroeder co-founded Cadence Pharmaceuticals, Inc., a formerly public pharmaceutical company, and served as its President and Chief Executive Officer, and as a member of the board of directors, from May 2004 until its acquisition in May 2014 by Mallinckrodt Pharmaceuticals, Inc. From August 2002 to February 2004, Mr. Schroeder served as Senior Vice President, North American Sales and Marketing, of Elan Pharmaceuticals, Inc., a neuroscience-based pharmaceutical company, and from February 2001 to August 2002, as General Manager of the Hospital Products Business Unit. From May 1999 until its acquisition by Elan Pharmaceuticals, Inc. in November 2000, Mr. Schroeder served as Senior Director of Marketing Hospital Products at Dura Pharmaceuticals, Inc., a specialty respiratory pharmaceutical and pulmonary drug delivery company. Prior to joining Dura Pharmaceuticals, Inc., Mr. Schroeder held a number of hospital-related sales and marketing positions with Bristol-Myers Squibb Company, a global pharmaceutical company.

Mr. Schroeder currently serves on the board of directors of Cidara Therapeutics, Inc. (NASDAQ: CDTX) (2014 to present) and Otonomy Inc. (NASDAQ: OTIC) (August 2015 to present). From August 2011 until its acquisition by Horizon Pharma, Inc. in May 2015, Mr. Schroeder served on the board of directors of Hyperion Therapeutics, Inc., a formerly public company focused on treating ultra-rare diseases. From December 2009 until its acquisition by Cubist Pharmaceuticals, Inc. in September 2013, he served on the board of directors of Trius Therapeutics, Inc., a formerly public biopharmaceutical company. From June 2010 until its acquisition by the Medicines Company in January 2013, Mr. Schroeder served on the board of directors of Incline Therapeutics, a formerly private biopharmaceutical company focused in the acute pain space. Mr. Schroeder also currently serves on the board of directors of Biocom, a regional life science trade association, where he is a member of the executive committee. Mr. Schroeder received a B.S. in management from Rutgers University.

We believe that Mr. Schroeder’s extensive knowledge of operations, marketing, sales and general management of a life sciences company and his valuable experience in corporate governance, acquisitions, strategic planning and leadership development provide him with the qualifications and skills to serve as a director.

Terms Expiring at the

2022 Annual Meeting of Shareholders (Class I)

Nominee	Age	Position
John Fallon, M.D.	72	Director
John Freund, M.D.	66	Director
David Hirsch, M.D., Ph.D.	49	Director

John Fallon, M.D.  Dr. Fallon has served as a member of our Board since June 2016. Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross Blue Shield of Massachusetts (“BCBS”), a health insurance company, from 2004 through 2015. Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was Chairman of the physician network. Dr. Fallon was also the CEO of Charter Professional Services Corporation and

the founder and CEO of North Shore Health System, a large physician-hospital organization in Massachusetts. He serves on the boards of directors of Insulet Corporation (NASDAQ: PODD) (2012 to present), a medical devices company, and AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) (2014 to present), a specialty pharmaceutical company. Dr. Fallon was formerly the Chairman of the board of directors of NEHI (Network for Excellence in Health Innovation). In the past, he also served as a member the board of directors of Exact Sciences Corporation (NASDAQ: EXAS) (2016 to 2019), a molecular diagnostics company, as well as several not-for-profit boards, including: Alliance for Healthcare Improvement, Massachusetts Health Quality Partners, Massachusetts E-Health Collaborative and Neighborhood Health Plan. He also co-chaired, with the Massachusetts Secretary of Health and Human Services, the Massachusetts Patient Centered Medical Home Initiative. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, and is Board Certified in Internal Medicine. He received a B.A. from the College of the Holy Cross, an MBA from the University of South Florida and a Doctor of Medicine from Tufts University School of Medicine.

We believe that Dr. Fallon’s perspective and experience as an executive and board member in the life sciences industry, as well as his strong medical and scientific background, provide him with the qualifications and skills to serve as a director.

John Freund, M.D., Director.  Dr. Freund has served as a member of our Board since February 2014. Dr. Freund founded Skyline Ventures (“Skyline”), a venture capital firm, in 1997 and has served as Managing Director at Skyline since its founding. Prior to joining Skyline, Dr. Freund served as Managing Director in the private equity group of Chancellor Capital Management, LLC. In 1995, Dr. Freund co-founded Intuitive Surgical, Inc. and served on its board of directors until 2000. From 1988 to 1994, Dr. Freund served in various positions at Acuson Corporation (“Acuson”), most recently as Executive Vice President. Prior to joining Acuson, Dr. Freund was a General Partner of Morgan Stanley Venture Partners from 1987 to 1988. From 1982 to 1988, Dr. Freund worked at Morgan Stanley & Co., where he co-founded the Healthcare Group in the Corporate Finance Department in 1983.

Dr. Freund currently serves on the board of directors of Tetraphase Pharmaceuticals, Inc. (NASDAQ: TTPH) (2012 to present), Sutro Biopharma, Inc. (NASDAQ: STRO) (2014 to present), and SI-Bone, Inc. (NASDAQ: SIBN) (2013 to present). Dr. Freund also serves on the board of directors of six U.S. registered investment funds managed by The Capital Group Companies. He previously served on the board of directors of several publicly traded companies, including, Proteon Therapeutics, Inc. (NASDAQ: PRTO) (2014 to 2020), XenoPort, Inc. (NASDAQ: XNPT) (1999 to 2016), where he was Chairman, Concert Pharmaceuticals, Inc. (NASDAQ: CNCE) (2014 to 2015), MAP Pharmaceuticals, Inc. (NASDAQ: MAPP) (2004 to 2011), and MAKO Surgical Corp. (NASDAQ: MAKO) (2008 to 2013). Dr. Freund is a member of the Advisory Board for the Harvard Business School Healthcare Initiative.

Dr. Freund graduated from Harvard College with a B.A. in History in 1975, received an M.D. from Harvard Medical School in 1980 and an M.B.A. from Harvard Business School in 1982.

We believe that Dr. Freund’s extensive finance and investment experience, his experience as an executive, and his service on the board of directors of numerous public and privately held companies in our industry provide him with the qualifications and skills to serve as a director.

David Hirsch, M.D., Ph.D., Director.  Dr. Hirsch has served as a member of our Board since February 2012. Since 2007, Dr. Hirsch has served as a Founder and Managing Director at Longitude Capital Management Co., LLC (“Longitude”), a private investment firm, where he focuses on investments in biotechnology. From 2005 to 2006, Dr. Hirsch was Vice President of Pequot Capital Management (“Pequot”), where he worked in the life sciences practice. Prior to Pequot, Dr. Hirsch was an Engagement Manager in the pharmaceutical practice of McKinsey & Co. While at McKinsey & Co., he worked with many large pharmaceutical companies across a range of projects including clinical and commercial strategies, M&A evaluations, portfolio prioritization and managed care strategy.

Dr. Hirsch currently serves on the board of directors of Molecular Templates, Inc. (NASDAQ: MTEM) (2017 to present) and Tricida, Inc. (NASDAQ: TCDA) (2016 to present), as well as several private company boards, including Rapid Micro Biosystems, Inc., Poseida Therapeutics, Inflazome, and Velicept Therapeutics, Inc. He previously served on the board of directors of Civitas Therapeutics, Inc., Precision Therapeutics, Inc. and Zavante Therapeutics, Inc.

Dr. Hirsch graduated from Johns Hopkins University with a B.S. in Biology in 1991 and, in 2001, received an M.D. from Harvard Medical School as well as a Ph.D. in Biology from Massachusetts Institute of Technology.

We believe that Dr. Hirsch’s perspective and experience as an investor and board member in the life sciences industry, as well as his strong medical and scientific background, provide him with the qualifications and skills to serve as a director.

CORPORATE GOVERNANCE

General

We believe that good corporate governance is important to ensure that our Company is managed for the long-term benefit of our shareholders. This section describes key corporate governance practices that we have adopted. We have adopted a Code of Ethics, which applies to all of our officers, directors and employees, Corporate Governance Guidelines and charters for our audit committee, our compensation committee, our nominating and corporate governance committee and our compliance committee. We have posted copies of our Code of Ethics and Corporate Governance Guidelines, as well as each of our committee charters, on the Corporate Governance page of the Investors section of our website, www.collegiumpharma.com, which you can access free of charge. Information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We intend to disclose on our website any amendments to, or waivers from, our Code of Ethics that are required to be disclosed by law or NASDAQ Listing Rules. We will also provide copies of these documents as well as our other corporate governance documents, free of charge, to any shareholder upon written request to Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072, Attn: Investor Relations.

Key Corporate Governance Changes

Under the leadership of our Nominating & Corporate Governance Committee, we continually evaluate our corporate governance practices to ensure that these practices provide shareholders with the transparency, accountability and access that they deserve while enabling our management team and Board to conduct our business in a manner that is oriented towards creating long-term and sustainable growth.

Upon the recommendation of the Nominating & Corporate Governance and Compensation Committees, as applicable, the Board unanimously approved the following key governance chances in February 2020, some of which are reflected in proposals at this Annual Meeting:

•

Declassification of the Board of Directors, beginning in 2021: The Board has approved an amendment and restatement of our Articles of Incorporation which, subject to approval by the requisite majority of shareholders of Proposal 3, will declassify the Board over the next three years. Once the Board is fully declassified, directors in office immediately after the Annual Meeting would serve out their three-year terms, but directors elected by shareholders beginning at the 2021 annual meeting of shareholders would be elected to one-year terms. Beginning at the 2023 annual meeting of shareholders, all directors would be subject to annual election for one-year terms.

•

Elimination of Supermajority Voting Requirement for Bylaws Amendments: The Board has also approved an amendment and restatement of our Articles of Incorporation which, subject to approval by the requisite majority of  shareholders of Proposal 4, will eliminate the supermajority voting requirement applicable to amendments of our Bylaws. If Proposal 4 is approved, an amendment to our Bylaws would require the approval of a simple majority of outstanding shares.

•

Stock Ownership Guidelines: As described in greater detail under the heading “Compensation Discussion & Analysis – Stock Ownership Guidelines,” the Board approved stock ownership guidelines applicable to all of our directors and executive officers that impose certain ownership requirements for each of these individuals.  We believe that adoption of these guidelines enhances the alignment of the interests of our Board and executives with those of our shareholders.

•

Clawback Policy: As described in greater detail under the heading “Compensation Discussion & Analysis – Clawback Policy,” the Board approved a clawback policy that enables the Compensation Committee to require certain officers to repay or forfeit cash and equity-based incentive compensation that the Committee determines was in excess of what such officers were entitled to based on restated financial statements. Adoption of this policy is consistent with the core values of the Company – integrity and accountability chief among them – and the pay-for-performance orientation of our executive compensation program.

We believe that each of these corporate governance changes represents an important step in the evolution of the Company, and taken together, accurately demonstrate our commitment to continuing to improve and enhance our governance and alignment with the interests of our shareholders.

Director Independence

The NASDAQ Listing Rules require a majority of a listed company’s board of directors to be comprised of independent directors. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act.

Our Board undertook a review of the composition of our Board and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our Board has determined that each of our directors, with the exception of Messrs. Ciaffoni and Heffernan, is an “independent director” as defined under the NASDAQ Listing Rules. Our Board also determined that Mr. Bohlin and Drs. Fallon and Freund, who comprise our audit committee, Messrs. Santini and Schroeder and Dr. Hirsch, who comprise our compensation committee, and Ms. Melincoff and Drs. Fallon and Freund, who comprise our nominating and corporate governance committee, satisfy the independence standards for such committees established by the SEC and the NASDAQ Listing Rules, as applicable. In making the independence determinations set forth above, our Board considered the relationships that each such non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. There are no family relationships among any of our directors or executive officers.

Board Leadership Structure and Role in Risk Oversight

Our Board separated the positions of Chief Executive Officer and Chairman of the Board effective July 1, 2018 in connection with Mr. Ciaffoni’s promotion to President and Chief Executive Officer of the Company. Mr. Heffernan, our prior President and Chief Executive Officer, remains our Chairman, and Mr. Santini remains our Lead Independent Director. Our Board believes that the separation of the positions of Chief Executive Officer and Chairman of the Board, combined with a strong Lead Independent Director when we have a non-independent Chairman, reinforces the independence of the Board from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of our Board as a whole. Though it does not have current plans to do so, our Board may combine the roles of Chief Executive Officer and Chairman of the Board again in the future if it believes that would be in the best interest of the company and its shareholders.

Mr. Heffernan, our current Chairman, presides over meetings of our Board and holds such other powers and carries out such other duties as are customarily carried out by the chairman of the board of directors of a company.  Mr. Heffernan provides valuable insight to our Board due to the perspective and experience he brings as our former Chief Executive Officer.

Mr. Santini currently serves as our Lead Independent Director and presides over portions of regularly scheduled meetings at which only our independent directors are present. As Lead Independent Director, Mr. Santini serves as a liaison between management and the independent directors, works in conjunction with the Chairman and the Chief Executive Officer to plan and set schedules and agendas for Board meetings, and performs such additional duties as our Board may otherwise determine and delegate.

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not have a standing risk management committee, but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including adopting guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors compliance with certain legal, regulatory and cybersecurity requirements. Our nominating and corporate governance committee monitors the efficacy of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.  Our compliance committee monitors our programs regarding compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.

Board Meetings

During the year ended December 31, 2019, our Board held a total of ten meetings. Each of our directors attended at least 75% of the aggregate number of meetings of our Board and meetings of any committee of which he or she was a member, which were held during the time in which he or she was a director or a committee member, as applicable.

Board Committees

Our Board has established an audit committee, compliance committee, a compensation committee,  a nominating and corporate governance committee and transaction committee. Each committee operates under a charter that has been approved by our Board and is available on our website, www.collegiumpharma.com, under the Investors section. The information contained in, or that can be accessed through, our website is not part of this proxy statement. The table below provides the membership of each of the committees as of December 31, 2019, with further discussion on each committee and its function below the table.

Nominating &
	Audit	Compliance	Compensation	Corporate Governance
Name	Committee	Committee	Committee	Committee
Garen Bohlin	X*	X	—	—
John Fallon, M.D.	X	—	—	X*
John Freund, M.D.	X	—	—	X
Michael Heffernan	—	—	—
David Hirsch, M.D., Ph.D.	—	—	X*	—
Gwen Melincoff	—	—	—	X
Gino Santini	—	X*	X	—
Theodore Schroeder	—	X	X	—
* Committee Chairperson

Audit Committee

Our audit committee consists of Mr. Bohlin and Drs. Fallon and Freund and is chaired by Mr. Bohlin. Our audit committee met six times in 2019. The primary purpose of our audit committee is to assist our Board in the oversight of our accounting and financial reporting processes, the audit and integrity of our financial statements, and the qualifications and independence of our independent auditor and to prepare any reports required of the audit committee under the rules of the SEC. The audit committee has the following responsibilities, among other things:

•

hiring our independent registered public accounting firm and pre-approving the audit, audit related and permitted non-audit and tax services to be performed by our independent registered public accounting firm;

•	reviewing and approving the planned scope of the annual audit and the results of the annual audit;

•	reviewing the significant accounting and reporting principles to understand their impact on our financial statements;
•

reviewing quarterly with management its assessment of the effectiveness and adequacy of our internal control structure and procedures for financial reporting and reviewing annually with our independent registered public accounting firm the attestation to and report on the assessment made by management;

•

reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports, earnings announcements and financial information and earnings guidance provided to analysts and other third parties;

•

reviewing with our General Counsel or outside counsel any legal matters that may have a material impact on the Company’s financial statements, accounting policies and compliance policies and programs, including corporate securities trading policies, and engaging in direct communications with our General Counsel or outside counsel on any topic as it may deem necessary from time to time;

•

establishing procedures for the treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and confidential submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	periodically reviewing and recommending appropriate changes to our Code of Ethics;
•	reviewing and approving related-party transactions; and
•	reviewing and evaluating, at least annually, our audit committee’s charter.

Our audit committee reviews related-party transactions for potential conflicts of interests or other improprieties in accordance with our related party transactions policy. See “Certain Relationships and Related Party Transactions—Policies and Procedures for Transactions with Related Persons.”

The financial literacy requirements of the SEC require that each member of our audit committee be able to read and understand fundamental financial statements. Our Board has determined that Mr. Bohlin qualifies as an audit committee financial expert, as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and has financial sophistication in accordance with the NASDAQ Listing Rules.

Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compliance Committee

In December 2018, the Board established the compliance committee to assist our Board in fulfilling its oversight responsibilities relating to our compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage.  Our compliance committee consists of Messrs. Bohlin, Santini, and Schroeder, and is chaired by Mr. Santini. Our compliance committee met three times in 2019. The compliance committee has oversight regarding government investigations and litigation relating to our compliance with laws, regulations, and industry standards and oversees management’s development and implementation of our compliance and ethics policies and practices. The functions of our compliance committee include, among other things:

•	overseeing our activities in the area of compliance with laws, regulations and industry standards, except where the oversight responsibility is with the audit committee;
•	reviewing and monitoring significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;

•

monitoring and assessing the development and effectiveness of our compliance program and recommending improvements as necessary or appropriate, including the allocation of sufficient funding, resources and staff to the compliance program;

•	periodically reviewing and recommending to the full Board any changes to our Code of Ethics, which review and recommendations will be coordinated with those of the audit committee;
•	ensuring proper communication of significant compliance issues to the full Board;
•	reviewing and monitoring efforts to promote an ethical culture;
•	overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations and industry standards;
•

receiving and evaluating reports and assessing risk regarding internal investigations or government or regulatory actions that may indicate a significant compliance or regulatory issue within the Company that may cause significant financial or reputational damage;

•

receiving and evaluating reports from our General Counsel regarding any data suggesting significant non-compliance with laws, regulations and industry standards that could affect the compliance program or the Company; and

•	reviewing and evaluating at least annually our compliance committee’s charter.

Compensation Committee

Our compensation committee consists of Messrs. Santini and Schroeder and Dr. Hirsch and is chaired by Dr. Hirsch. Our compensation committee met five times in 2019. The primary purpose of our compensation committee is to review the performance and development of our management in achieving corporate goals and objectives and to assure that our executive officers are compensated effectively in a manner consistent with the strategy of our company, competitive practice, sound corporate governance principles and shareholder interests. In carrying out these responsibilities, this committee oversees, reviews and administers all of our compensation, equity and employee benefit plans and programs. The functions of our compensation committee include, among other things:

•

reviewing and approving the corporate goals and objectives relevant to executive compensation, evaluating performance in light of those goals and objectives and setting the compensation for our executive officers;

•	reviewing and recommending the terms of employment agreements and other employment-related arrangements with our executive officers;
•	reviewing and approving our compensation strategy for our employees;
•	overseeing and periodically reviewing the operation of all of our employee benefit plans;
•	reviewing and recommending to our Board the compensation of our directors;
•	administering our equity incentive plans and benefit plans and approving the grant of equity awards to our employees and directors under these plans;
•	reviewing and discussing with management our Compensation Discussion and Analysis and recommending to our full Board its inclusion in our periodic reports and proxy statement to be filed with the SEC;
•	preparing the report of the compensation committee to be included in our annual proxy statement;
•	engaging compensation consultants or other advisors it deems appropriate to assist with its duties; and

•	reviewing and evaluating, at least annually, our compensation committee’s charter.

The agenda for each meeting of the compensation committee is usually developed by the chair of the compensation committee, in consultation with our Chief Executive Officer. The compensation committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. No officer may participate in, or be present during, any deliberations or determinations of the compensation committee regarding the compensation for such officer or employee. Our Chief Executive Officer provides recommendations to our compensation committee with respect to executive and employee compensation, other than his own compensation, including with regard to individual performance levels. The compensation committee often takes into consideration the Chief Executive Officer’s input in granting annual cash incentives or equity awards and setting compensation levels.

The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

The compensation committee engaged W.T. Haigh & Company (“W.T. Haigh”), an independent compensation consultant, during the fiscal year ended December 31, 2019 to provide comparative data on executive and non-employee director compensation practices in our industry and to advise on our executive, non-executive and non-employee director compensation and equity plan programs generally. The Company pays the cost for W.T. Haigh’s services. However, the compensation committee retains the sole authority to direct, terminate or engage W.T. Haigh’s services. Compensation for all services provided by W.T. Haigh did not exceed $120,000 during the fiscal year ended December 31, 2019.

The compensation committee is responsible for making determinations, or making recommendations to our Board, regarding compensation of executive officers, making changes to pre-approved salary ranges, salary increases, equity awards, incentive payments and pre-approved equity ranges for new hires and making material changes to benefits offered to our employees. In addition, the compensation committee makes recommendations to our Board regarding the compensation of directors and the initiation of offerings under our 2015 Employee Stock Purchase Plan. The compensation committee also administers our equity-based plans and determines whether to approve smaller increases in the number of shares reserved under our Amended and Restated 2014 Stock Incentive Plan and 2015 Employee Stock Purchase Plan than those that automatically occur each year pursuant to the “evergreen” provisions of such plans.

Under the charter of the compensation committee, the compensation committee may form and delegate any or all of its duties or responsibilities to a subcommittee of the compensation committee, to the extent consistent with our articles of incorporation, bylaws and applicable laws and rules of markets in which our securities then trade. The compensation committee has also delegated authority for certain actions to certain of our executive officers. For example, the compensation committee has delegated the authority (i) to amend our 401(k) Retirement Plan (the “401(k) Plan”) to the Chief Executive Officer and Chief Financial Officer and (ii) to enter into employment agreements with all employees other than employees that directly report to the Chief Executive Officer and/or are executive officers, to the Chief Executive Officer.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Melincoff and Drs. Fallon and Freund and is chaired by Dr. Fallon. Our nominating and corporate governance committee met three times in 2019. The primary purpose of our nominating and corporate governance committee is to assist our Board by identifying individuals qualified to become members of our Board, recommending a slate of nominees to be proposed by our Board to shareholders for election to our Board, developing and recommending corporate governance principles and guidelines of our company and monitoring compliance therewith and to recommend directors to serve on the committees of our Board. The functions of our nominating and corporate governance committee include, among other things:

•	assisting our Board in identifying prospective director nominees and recommending nominees for each annual meeting of shareholders to our Board;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to our Board;
•	reviewing independence of our Board;
•	evaluating and making recommendations as to the size and composition of the Board;
•	recommending members for each board committee of our Board;
•	determining qualifications for service on our board;
•	reviewing and recommending to our board any changes to our corporate governance principles and guidelines;
•	reviewing the adequacy of our articles of incorporation and bylaws and recommending to our Board, as conditions dictate, amendments for consideration by our shareholders; and
•	periodically reviewing and evaluating, at least annually, our nominating and corporate governance committee’s charter.

Transaction Committee

Our Board has also established an ad hoc transaction committee.  The transaction committee consists of Ms. Melincoff, Messrs. Heffernan and Santini and Dr.  Freund and is chaired by Ms. Melincoff.  The transaction committee, on an ad hoc basis, oversees, advises and assists our management with respect to the identification, evaluation, structuring, negotiation and execution of potential acquisitions, in-licenses, mergers and other strategic transactions involving the Company and makes recommendations with respect thereto to the Board.

Compensation Committee Interlocks and Insider Participation

Dr. Hirsch and Messrs. Santini and Schroeder served as members of our compensation committee during the fiscal year ended December 31, 2019.

No member of our compensation committee is or has ever been an executive officer or employee of ours. In addition, none of our executive officers currently serves, or has served during the last completed year, on the board of directors, compensation committee or other committee serving an equivalent function, of any other entity that has one or more officers serving as a member of our Board or compensation committee.

Code of Business Conduct and Ethics for Employees, Executive Officers and Directors

Our Board has adopted a Code of Ethics applicable to all of our employees, executive officers and directors. The Code of Ethics is available on our website at www.collegiumpharma.com. Our Board is responsible for overseeing compliance with the Code of Ethics, and our Board or an appropriate committee thereof must approve any waivers of the Code of Ethics for employees, executive officers or directors. Disclosure regarding any amendments to the Code of Ethics, or any waivers of its requirements, will be made on our website.

Director Nomination Process

Identification and Evaluation of Nominees for Directors

Our nominating and corporate governance committee is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, contributing to our Board’s ability to work as a collective body, while providing us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure. Accordingly, our nominating and corporate governance committee recommends to our Board the re-nomination of incumbent directors for election who continue to satisfy our nominating and corporate governance committee’s criteria for membership on our Board, whom our nominating and corporate governance committee believes continue to make important contributions to our Board and who consent to continue their service on our Board. Consistent with this policy, in considering candidates for election at our annual meeting of shareholders, the nominating and corporate governance committee will first determine the incumbent directors whose terms expire at the upcoming meeting and who consent to continue their service on our Board. If our nominating and corporate governance committee determines that an incumbent director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as director during the preceding term, and there exist no reasons, including considerations relating to the composition and functional needs of our Board as a whole, why in our nominating and corporate governance committee’s view the incumbent should not be re-nominated, the nominating and corporate governance will, absent special circumstances, propose the incumbent director for nomination by our Board for re-election at our annual meeting of shareholders.

If any member of our Board does not wish to continue in service or if our Board decides not to re-nominate a member for re-election, the nominating and corporate governance committee will identify a new nominee that meets the nominating and corporate governance committee’s criteria for membership on our Board. The committee may, in its sole discretion, solicit recommendations for nominees from persons that the nominating and corporate governance committee believes are likely to be familiar with qualified candidates. These persons may include members of our Board, including members of the nominating and corporate governance committee, and our management team. The nominating and corporate governance committee may, in its sole discretion, determine to engage a professional search firm to assist in identifying qualified candidates. If a search firm is engaged, the nominating and corporate governance committee will set its fees and scope of engagement. The nominating and corporate governance committee may, in its sole discretion, solicit the views of the Chief Executive Officer, other members of our senior management and other members of our Board regarding the qualifications and suitability of candidates to be nominated as directors. The nominating and corporate governance committee may, in its sole discretion, designate one or more of its members (or the entire nominating and corporate governance committee) or other members of our Board to interview any proposed candidate. Based on all available information and relevant considerations, the nominating and corporate governance committee will select a candidate who, in the view of the committee, is most suited for membership on our Board. To date, except in connection with the nomination of Dr. Fallon, the nominating and corporate governance committee has not utilized professional search firms to identify candidates to serve on our Board. The nominating and corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our shareholders. We do, however, have a formal policy regarding consideration of such recommendations. In making its selection of director nominees, the nominating and corporate governance committee will evaluate candidates proposed by shareholders under criteria similar to the evaluation of other candidates and in accordance with our bylaws and as is otherwise required pursuant to the Exchange Act. However, the nominating and corporate governance committee may consider, as one of the factors in its evaluation of shareholder-recommended nominees, the size and duration of the ownership by the recommending shareholder or shareholder group in our capital stock. The nominating and corporate governance committee may also consider the extent to which the recommending shareholder intends to continue holding its interest in the Company, including, in the case of nominees recommended for election at an annual meeting of shareholders, whether the recommending shareholder intends to continue holding its interest at least through the time of such annual meeting.

Shareholders wishing to suggest a candidate for director must write to our Corporate Secretary in accordance with our procedures detailed in the section below entitled “Shareholder Communications with Our Board.”

Shareholder nominations should be made according to the procedures set forth in our bylaws and detailed in the section below entitled “Shareholder Proposals and Director Nominations for 2020 Annual Meeting of Shareholders.” Such submissions must state the nominee’s name and address, together with information with respect to the shareholder or group of shareholders making the recommendation, including the number of shares of common stock owned by such shareholder or group of shareholders, as well as other information required by our bylaws. We may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Director Qualifications

The nominating and corporate governance committee has adopted guidelines and procedures for identifying and evaluating candidates for director that provide for a fixed set of specific minimum qualifications for its candidates for membership on our Board. At a minimum, each director is expected to:

• understand our business and relevant industries in general;
• regularly attend meetings of our Board and of any committees on which the director serves;
• review in a timely fashion and understand materials circulated to our Board regarding us or our industry;
• participate in meetings and decision-making processes in an objective and constructive manner; and
• be reasonably available, upon request, to advise our officers and management.

The nominating and corporate governance committee will also consider factors such as the likelihood that he or she will be able to serve on our Board for a sustained period, global experience, experience as a director of a public company and knowledge of our industry. Consideration will be given to our Board’s overall balance of diversity of perspectives, backgrounds and experiences. Our nominating and corporate governance committee considers personal diversity, including gender, national origin, ethnic and racial diversity, as an additional benefit to our Board as a whole. The nominating and corporate governance committee considers the requirement that at least one member of our Board meet the criteria for an “audit committee financial expert” as that phrase is defined under the regulations promulgated by the SEC, and that a majority of the members of our Board be independent as required under the NASDAQ Listing Rules. The nominating and corporate governance committee believes it is appropriate for our Chief Executive Officer to serve as a member of our Board. Our directors’ performance and qualification criteria are reviewed periodically by the nominating and corporate governance committee.

In evaluating director nominees, the nominating and corporate governance committee will consider, among other things, the following factors:

•

the background and qualifications of the candidate, including information concerning the candidate required to be disclosed in our proxy statement under the rules of the SEC and any relationship between the candidate and the person or persons recommending the candidate;

•	if the candidate satisfies certain minimum qualifications and other criteria that we have set for membership on our Board;
•	if the candidate possesses any of the specific qualities or skills that under the nominating and corporate governance policies must be possessed by one or more members of our Board;
•	the contribution that the candidate can be expected to make to the overall functioning of our Board;
•	the extent to which the membership of the candidate on our Board will promote diversity among the directors; and

•	other factors such as independence under applicable NASDAQ Listing Rules, relationships with our shareholders, competitors, customers, suppliers or other persons with a relationship to the Company.

The nominating and corporate governance committee’s goal is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Moreover, the nominating and corporate governance committee is of the view that the composition of our Board, as a whole, should reflect a mix of skills and expertise that are appropriate for our company given our circumstances and that, collectively, enables our Board to perform its oversight function effectively. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Director Attendance at Annual Meetings

Our Board has a policy of encouraging director attendance at our annual meetings of shareholders, but attendance is not mandatory. Our Board and management team encourage all of our directors to attend the Annual Meeting. All of our directors attended the 2019 annual meeting of shareholders in April 2019.

Shareholder Communications with our Board

Shareholders seeking to communicate with our Board must submit their written comments to our Corporate Secretary, Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. The Corporate Secretary will forward such communications to each member of our Board, except in cases where, in the opinion of our Corporate Secretary it would be inappropriate to send a particular shareholder communication to a specific director, in which cases such communication will only be sent to the remaining directors (subject to the remaining directors concurring with such opinion).

Compensation of Non-Employee Directors

Effective as of the 2019 annual meeting of shareholders, our Board approved an amended non-employee director compensation policy, reflecting the compensation guidelines described below. These changes to our non-employee director compensation policy were intended to align our compensation for such directors more closely with the median range of compensation for our 2019 peer group:

•	each non-employee director will receive an annual retainer of $50,000;
•

upon joining the Board, each non-employee director will receive (i) an initial grant of options to purchase shares of common stock, with the number of stock options to be issued being calculated by dividing $225,000 by the product of (A) the average closing price of our common stock for the 50-day period ending on the trading day immediately preceding the date of grant, (B) the Black-Scholes valuation factor used for calculating stock option values pursuant to ASC Topic 718 for the most recently completed fiscal quarter (the “Valuation Factor”), and (C) 2, and (ii) a number of restricted stock units equal to one half of the number of options issued as part of the foregoing option grant, with each award vesting in full on the one-year anniversary of the grant date, subject to continued service as a director;

•

each non-employee director will be granted, at each annual meeting of shareholders, (i) options to purchase shares of common stock, with the number of stock options to be issued being calculated by dividing $180,000 by the product of (A) the average closing price of our common stock for the 50-day period ending on the trading day immediately preceding the date of grant, (B) the Valuation Factor, and (C) 2, and (ii) a number of restricted stock units equal to one half of the number of options issued as part of the foregoing grant, with each award vesting in full on the one-year anniversary of the grant date, subject to continued service as a director;

•	the non-executive chairman of the Board will receive an additional annual retainer of $60,000 and the lead independent director, if any, will receive an additional annual retainer of $25,000;

•	each non-employee director who serves as chairperson of a committee of the board will receive additional compensation as follows:
o	the chairperson of the audit committee will receive an annual retainer of $20,000;
o	the chairpersons of the compensation committee and the compliance committee will each receive an annual retainer of $18,000; and
o	the chairperson of the nominating and corporate governance committee will receive an annual retainer of $10,000; and
•	each non-employee director who serves as a non-chair member of a committee of the board will receive additional compensation as follows:
o	the members of the audit committee will receive annual retainers of $10,000;
o	the members of the compensation committee and compliance committee will receive annual retainers of $9,000; and
o	the members of the nominating and corporate governance committee will receive annual retainers of $5,000.

The following table sets forth in summary form information concerning the compensation that we paid or awarded for services rendered during the fiscal year ended December 31, 2019 to our independent, non-employee directors.

			Option
	Fees Earned or	Stock	Awards
Name	Paid in Cash ($)	Awards ($)	($)(1)	Total ($)
Garen Bohlin	70,972	68,581	78,063	217,616
John Fallon, M.D.	63,457	68,581	78,063	210,101
John Freund, M.D.	58,457	68,581	78,063	205,101
Michael Heffernan, R.Ph.	104,340	68,581	78,063	250,984
David Hirsch, M.D., Ph.D.	60,077	68,581	78,063	206,721
Gwen Melincoff	49,340	68,581	78,063	195,984
Gino Santini	96,355	68,581	78,063	242,999
Theodore Schroeder	58,840	68,581	78,063	205,484

(1)

Amounts represent the grant date fair value of stock options granted during 2019, as calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation—Stock Compensation. See Note 15 of the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for assumptions used in calculating this amount. As of December 31, 2019, the aggregate number of shares underlying stock options held by each non-employee director were as follows; Mr. Bohlin: 71,458 (of which 62,044 were exercisable as of December 31, 2019); Dr. Fallon: 48,773 (of which 37,484 were exercisable as of December 31, 2019); Dr. Freund: 57,473 (of which 48,059 were exercisable as of December 31, 2019); Mr. Heffernan: 724,075 (of which 593,640 were exercisable as of December 31, 2019); Dr. Hirsch: 9,414 (of which none were exercisable as of December 31, 2019); Ms. Melincoff: 38,987 (of which 29,573 were exercisable as of December 31, 2019); Mr. Santini: 57,473 (of which 48,059 were exercisable as of December 31, 2019); and Mr. Schroeder 57,473 (of which 47,747 were exercisable as of December 31, 2019).

AUDIT COMMITTEE REPORT

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our Board. The audit committee’s functions are more fully described in its charter, which is available on our website at www.collegiumpharma.com.

In the performance of its oversight function, the audit committee has reviewed and discussed our audited consolidated financial statements for the fiscal year ended December 31, 2019 with management and with Deloitte & Touche LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2019. In addition, the audit committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees, and all other communications required under the PCAOB. The audit committee has met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examinations, its evaluation of our internal control over financial reporting and the overall quality of our financial reporting. The audit committee has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB and has discussed with Deloitte & Touche LLP their independence from us.

Based on the review and discussions referenced above, the audit committee recommended to our Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee:
Garen Bohlin, Chairman
John Fallon, M.D.
John Freund, M.D.

The foregoing report of the audit committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

PROPOSAL 2: ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. This proposal, commonly known as “say-on-pay,” gives our shareholders the opportunity to express their views on our named executive officers’ compensation. The vote is advisory, and, therefore, it is not binding on the Board, the compensation committee, or the Company. Nevertheless, the compensation committee will take into account the outcome of the vote when considering future executive compensation decisions. Based on the outcome of the 2019 Annual Meeting, we intend to conduct this advisory vote annually.

As described in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, motivate and retain our named executive officers who are critical to our success. Our Board believes that our executive compensation program is well tailored to retain and motivate key executives while recognizing the need to align our executive compensation program with the interests of our shareholders and our “pay-for-performance” philosophy. We encourage our shareholders to read the “Compensation Discussion and Analysis” section as well as the “Summary Compensation Table” table below and other related compensation tables and narrative disclosures, which describe our executive compensation philosophy, programs, and practices and the 2019 compensation of our named executive officers.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described herein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and our executive compensation philosophy, programs, and practices as described in this Proxy Statement.

Recommendation of our Board

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF, ON AN ADVISORY BASIS, THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AT THE ANNUAL MEETING.

EXECUTIVE OFFICERS

The following are biographical summaries of our executive officers and their ages, except for Mr. Ciaffoni, whose biography is included under the heading “Proposal 1: Election of Directors” set forth above:

Name	Age	Position(s)
Joseph Ciaffoni	49	Director, President and Chief Executive Officer
Paul Brannelly	47	Executive Vice President and Chief Financial Officer
Scott Dreyer	48	Executive Vice President and Chief Commercial Officer
Alison Fleming	45	Executive Vice President and Chief Technology Officer
Shirley Kuhlmann	36	Executive Vice President and General Counsel
Richard Malamut, M.D.	60	Executive Vice President and Chief Medical Officer

Paul Brannelly, Executive Vice President and Chief Financial Officer. Mr. Brannelly has served as our Executive Vice President and Chief Financial Officer since February 2015. Prior to joining us, Mr. Brannelly served as Senior Vice President, Finance and Administration, and Treasurer of Karyopharm Therapeutics Inc., a biopharmaceutical company, from June 2013 to August 2014. From August 2014 to November 2014, Mr. Brannelly served as a consultant to Karyopharm. Prior to joining Karyopharm, Mr. Brannelly served as Vice President, Finance, Treasurer and Secretary at Verastem, Inc. from August 2010 to May 2013. From January 2010 to September 2011, Mr. Brannelly held the position of Chief Financial Officer at the Longwood Fund, a venture capital firm aimed at investing in, managing and building healthcare companies, where he set up the financial and operational infrastructure following the closing of its first fund and eventually served as Chief Financial Officer of its first two startup companies, Verastem and OvaScience, Inc. From November 2005 to September 2009, he served as Vice President, Finance at Sirtris Pharmaceuticals, Inc., a biopharmaceutical company which GlaxoSmithKline plc purchased for $720 million in 2008, where he managed the Form S-1 preparation and due diligence process for Sirtris’ initial public offering and managed the company’s transition to being a public company. Mr. Brannelly started his biopharmaceutical career at Dyax Corporation from September 1999 to May 2002, and subsequently moved on to positions of increasing responsibility at CombinatoRx Inc. from May 2002 to November 2005, including as Vice President, Finance and Treasurer, where he led the initial public offering process. Mr. Brannelly graduated from the University of Massachusetts at Amherst with a B.B.A. in Accounting in 1995.

Scott Dreyer, Executive Vice President and Chief Commercial Officer. Mr. Dreyer has served as our Executive Vice President and Chief Commercial Officer since July 2018, and joined us in January 2018 as Senior Vice President, Sales, Marketing and Training. Prior to his service with us, Mr. Dreyer served as the Senior Vice President, Sales, Marketing and Commercial Operations at The Medicines Company, a biopharmaceutical company, from September 2016 to December 2017; Vice President and Chief Marketing Officer – US at Biogen, a biotechnology company, from June 2014 to September 2016; and Vice President, Business Development at Publicis Touchpoint Solutions, a healthcare commercialization company, from September 2013 to June 2014. Mr. Dreyer began his career in the pharmaceutical industry at Merck & Co., where he held roles of increasing responsibility from 1994 to 2013, including Vice President of Hospital and Oncology Sales from 2011 to 2012, and Vice President of Primary Care Sales from 2012 until 2013. Mr. Dreyer holds a B.S. in Biology from Messiah College in 1994.

Alison Fleming, Ph.D., Executive Vice President and Chief Technology Officer. Dr. Fleming has served as our Executive Vice President and Chief Technology Officer since January 2017. Prior to being our Chief Technology Officer, Dr. Fleming led our development team as our Vice President, Product Development since October 2002. Prior to joining us, Dr. Fleming’s academic research focused on implantable drug delivery systems for cancer therapy. Dr. Fleming is an inventor on several U.S. patents and pending patent applications and has authored numerous scientific publications and poster presentations in the field of novel drug delivery systems. In 2001, Dr. Fleming was the recipient of the Jorge Heller Journal of Controlled Release Outstanding Paper Award. Dr. Fleming graduated from the University of Massachusetts, Amherst in 1997 with a B.S. in Chemical Engineering and received a Ph.D. in Chemical and Biomolecular Engineering from Cornell University in 2002.

Shirley Kuhlmann, Executive Vice President and General Counsel. Ms. Kuhlmann has served as our Executive Vice President and General Counsel since March 2018.  Prior to joining us, Ms. Kuhlmann was a corporate and securities attorney at Pepper Hamilton LLP from September 2007 until March 2018. At Pepper Hamilton, where she was made a partner effective January 2017, Ms. Kuhlmann advised private and public companies on a range of commercial and transactional matters, including financings, corporate governance and disclosure matters, and mergers and acquisitions and other business combination transactions. Ms. Kuhlmann holds a B.A. in Economics/Political Science from Columbia University in 2004 and a J.D. from Emory University School of Law in 2007.

Richard Malamut, M.D., Executive Vice President and Chief Medical Officer.  Dr. Malamut has served as our Executive Vice President and Chief Medical Officer since April 2019. Prior to joining us, Dr. Malamut was Chief Medical Officer, Head of Research and Development and Senior Vice President for Braeburn Pharmaceuticals from June 2018 until March 2019. Prior to joining Braeburn, he was Chief Medical Officer at Avanir Pharmaceuticals from November 2016 until June 2018 and, from April 2013 until November 2016, he was Senior Vice President of Global Clinical Development at Teva Pharmaceuticals Industries Ltd where he was responsible for Pain, Neuropsychiatry, Oncology and New Therapeutic Entities. He also previously held roles of increasing responsibility focusing on early clinical development and translational medicine in neurology and analgesia at Bristol-Myers Squibb and AstraZeneca. Dr, Malamut earned his medical degree from Hahnemann University and completed both a residency in neurology and a fellowship in neuromuscular disease. He worked as a board-certified academic and clinical neurologist for 17 years and has more than 50 publications in the fields of pain medicine, neuromuscular disease, autonomic disease and neurodegenerative disease.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation strategy, philosophy, policies and practices underlying our executive compensation programs for 2019. It also provides information regarding the manner and context in which compensation was earned by and awarded to our 2019 named executive officers listed below, whom we refer to collectively as “named executive officers” or “NEOs.”

•	Joseph Ciaffoni, our President and Chief Executive Officer;
•	Paul Brannelly, our Executive Vice President and Chief Financial Officer;
•	Alison Fleming, Ph.D., our Executive Vice President and Chief Technology Officer;
•	Shirley Kuhlmann, our Executive Vice President and General Counsel; and
•	Richard Malamut, M.D., our Executive Vice President and Chief Medical Officer

Executive Summary

2019 Performance Highlights

In 2019, we made significant strides towards becoming the leader in responsible pain management, delivered record revenue and achieved non-GAAP profitability for three consecutive quarters. Business highlights in 2019 included:

• Total Xtampza ER prescriptions grew to 466,378 in 2019, representing a 49% increase over 2018.

• Total net product revenues grew to $296.7 million in 2019, which included Xtampza ER net revenues of $105.0 million and Nucynta franchise net revenues of $191.7 million, compared to $280.4 million for the year ended December 31, 2018.

• 20 new exclusive ER oxycodone formulary wins, covering more than 35 million lives for Xtampza ER, took effect January 1, 2020. With these wins, Collegium is the exclusive ER oxycodone for approximately 40% of Commercial and Part D covered lives.

• Operating expenses decreased for 2019 to $126.8 million, compared to $135.4 million in 2018.
• Net loss for 2019 improved to $22.7 million, or $0.68 per share (basic and diluted), compared to a net loss of $39.1 million, or $1.19 per share (basic and diluted) for 2018.
• Achieved non-GAAP adjusted income of $8.6 million in 2019, compared to a non-GAAP adjusted loss of $28.2 million for 2018.

In 2019, we continued to work to align our executive compensation programs with shareholder interests as compensation earned under these programs was substantially linked to the achievement of our corporate performance goals. Although we made significant strides as an organization, we fell short on some of our 2019 corporate performance goals that we set at the beginning of the year under our incentive compensation plans.  Accordingly, and consistent with our pay-for-performance philosophy, the payouts under these plans for 2019 were below target payout levels. A brief summary of our 2019 business, financial and executive compensation highlights are as follows:

Non-GAAP adjusted income (loss) from continuing operations is a measure not defined by accounting principles generally accepted in the U.S. (“GAAP”). See Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Non-GAAP Financial Measures” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for detailed information about our Non-GAAP adjusted income (loss) the years ended December 31, 2019 and 2018, a description of how our management uses Non-GAAP adjusted income (loss), and a reconciliation of non-GAAP adjusted income ( loss to its most directly comparable GAAP measure.

Overview of Our Executive Compensation Program

We have designed our executive compensation program to motivate our management team to create long-term value for our shareholders through the achievement of strategic business objectives, while effectively managing the risks and challenges inherent to a growing specialty pharmaceutical company. Specifically, our executive compensation program is designed to promote the achievement of key strategic objectives by linking executives’ short- and long-term cash and equity incentives to the achievement of measurable performance goals. Our corporate goals for 2019 were focused on commercial execution across our portfolio, as well as expanding and enhancing our manufacturing capabilities and building organizational strength and depth.

Our executive compensation programs are designed to be competitive with our peer group to enable us to attract, motivate, reward, and retain outstanding talent. Our compensation programs are based on the following key principles:

•	Link a significant portion of executive pay with performance and the achievement of our annual and long-term strategic goals;
•	Align our executives’ interests with those of our shareholders through equity compensation;
•	Ensure our overall compensation is competitive in the industry and market in which we compete for executive talent; and
•	Recognize corporate performance, individual contributions, teamwork and corporate performance.

Compensation Governance Highlights

Say-on-Pay Voting

In 2019, we held our first say-on-pay and say-when-on-pay votes at our annual shareholder meeting.  As previously reported, we received overwhelming support of our executive compensation program – with over 98% of votes cast supporting such program – as well as management’s recommendation to provide for an annual say-on-pay vote.  We look forward to receiving feedback from our shareholders through the annual say-on-pay advisory vote and to incorporating the feedback we received as we evolve our executive compensation program.

Roles and Responsibilities of Participants in our Executive Compensation Process

Role of the Compensation Committee

Our compensation committee, which consists of three independent directors, has primary responsibility for overseeing and administering a compensation program for our named executive officers. In making executive compensation decisions, our compensation committee considers a variety of factors and data, most importantly our corporate performance and individual executives’ performance, and takes into account the totality of compensation that may be paid and compensation trends amongst the Company’s peer group. Our compensation committee retains the right to hire outside advisors as needed to assist it in reviewing and revising our executive compensation programs.

The responsibilities of the compensation committee are set forth in detail starting on  page 17 of this Proxy Statement and in the Compensation Committee charter, which can be found on our website at www.collegiumpharma.com under the caption “Investors—Corporate Governance—Committee Charters.” In particular, the compensation committee annually reviews the base salaries, cash incentives and equity compensation of our named executive officers and periodically reviews other elements of our compensation program.

Role of the Independent Compensation Consultant

Our Compensation Committee believes that independent advice is critical in developing the Company’s executive compensation programs. W.T. Haigh is currently engaged as our compensation committee’s independent compensation consultant. W.T. Haigh does not provide any other services to the Company and reports directly to the Committee. Our compensation committee assesses W.T. Haigh’s independence annually and, in accordance with applicable SEC and Nasdaq rules, confirmed that W.T. Haigh’s work did not raise any conflicts of interest and that W.T. Haigh remains independent under applicable rules.

W.T. Haigh provides guidance on trends in executive and non-employee director compensation, the development of specific executive compensation programs and the composition of the Company’s compensation peer group. W.T. Haigh also engages in other matters as needed and as directed solely by our compensation committee. In 2019, W.T. Haigh used information from the 2018 Radford Global Life Sciences survey (the “Radford survey”) and comparable executive compensation information published in publicly available proxy statements for a peer group of companies of similar size and market capitalization in the biotechnology and pharmaceutical industries to develop a competitive analysis report.

During 2019, fees paid W.T. Haigh did not exceed $120,000 related to these services.

Role of the Chief Executive Officer

Each year our Chief Executive Officer provides an assessment of the performance of each executive officer, other than himself, during the prior year and makes recommendations to our compensation committee about the compensation of each executive. Our Chief Executive Officer’s recommendations are based on numerous factors including:

•	Company, team and individual performance;
•	Leadership competencies;
•	External market competitiveness; and
•	Internal pay comparisons.

Our Chief Executive Officer also provides a self-assessment of his achievements for the prior year. Our compensation committee reviews and considers the Chief Executive Officer’s recommendations, as well as his self-

assessment, together with all of the other information presented, including the input and recommendations of W.T. Haigh, in determining the elements of compensation and target compensation levels for each named executive officer.

Executive Compensation Philosophy and Strategy

Our executive compensation programs are designed to reward the achievement of our short- and long-term strategic objectives and to drive the creation of long-term shareholder value by successfully executing our business strategy. We aim to achieve this by designing programs that are:

•

Mission and Performance Focused. Our executive compensation programs provide our executives with incentives to achieve the near- and long-term objectives of our business. All of our executive incentive compensation programs are tied directly, and meaningfully, to Company performance. None of our corporate goals entail or anticipate growth in the opioid market, and each of our corporate goals that pertain to product sales is consistent with our goal of being the leader in responsible pain management.

•

Competitive Within Our Industry. We strive to ensure the total value of our compensation package is fully competitive within our industry and is consistent with our performance. We benchmark our executive compensation programs against a peer group of pharmaceutical companies that are of similar size and complexity, and that are representative of the companies with which we compete for talent.

•

Balanced for Short-Term and Long-Term Performance. We structure our executive compensation programs to emphasize the importance of achieving short-term goals while building and sustaining a foundation for long-term success. Striking the right balance between short-term and long-term incentives is a critical component of our risk management strategy, for which our Board has oversight responsibility and which is described in more detail on page 17.

•

Shareholder Aligned. Every Collegium employee has a vested interest in our Company’s long-term success through participation in our equity compensation programs. To reinforce this alignment with our shareholders, we strongly encourage stock ownership through our equity-based compensation programs. For our named executive officers, who set and lead the future strategic direction of our Company, we ensure that a significant portion of their total compensation is delivered in the form of equity to maintain alignment between their interests and those of our shareholders. To further reinforce our shareholder alignment philosophy, our 2020 performance share unit program uses annual and three-year relative total shareholder return as its performance measure.

Components of our Executive Compensation Program

Base Salary, Annual Cash Incentive, and Long-Term Equity Incentive

We strive to recognize the efforts involved in managing our business by compensating our named executive officers for the demands and risks associated with our business through three core elements that are designed to reward performance in a simple and straightforward manner:

(1)	Base Salaries;
(2)	Annual Cash Incentives; and
(3)	Long-Term Equity Incentives.

Each component of our executive compensation program has different purposes and key characteristics; when combined, we believe that the components of our executive compensation program align with our executive compensation philosophy and objectives described above to enable us to attract, motivate and retain a strong and capable leadership team.

In 2019, the long-term equity incentive component of our executive compensation program has been comprised of: stock options, with an exercise price equal to the closing price of our common stock on the date of grant; restricted stock units (“RSUs”); and performance share units (“PSUs”).

The stock option component of the long-term equity incentive aligns our named executive officers’ interests with those of our shareholders by rewarding them for appreciation in our stock price in excess of the exercise price of their stock options. The stock options awarded as part of our long-term equity incentives vest over a four-year period following the grant date, subject to continued employment with the Company. We believe that this vesting schedule is consistent with our focus on long-term, sustainable growth and plays an important retention role.

The RSU component of the long-term equity incentive further incentivizes our named executive officers to contribute to value creation, with the advantage that RSUs retain value in the face of stock price volatility common to growing pharmaceutical companies in the early stages of commercial operations.  The RSUs, like the stock option component of the long-term equity incentive, have a four-year vesting period that reinforces our focus on long-term, sustainable growth and serves as a key retention tool.

Beginning in 2019, our compensation committee added a third equity instrument – PSUs – to the long-term equity incentive for our named executive officers.  PSUs granted in 2019 vest following a three-year performance period, subject to the satisfaction of the annual or cumulative performance criteria and the executive’s continued employment through the performance period. In 2020, we increased the mix of PSUs to further align our equity grants with our pay for performance philosophy. The chart below illustrates our changing mix of equity over time:

2019 Compensation Mix at Target

Our compensation mix is structured to ensure that a significant portion of the total compensation opportunity for our named executive officers is directly related to our performance and other factors that influence shareholder value. For 2019, the table below shows, for our named executive officers, the mix of fixed compensation, composed of base salary, compared to performance and stock price-variable compensation, comprised of target annual cash incentive and long-term equity incentives (equity is valued based on the value of such awards on the date approved by the compensation committee):

We also believe our executive compensation should be structured to appropriately balance cash compensation with equity-based compensation. For 2019, the table below shows, for each of our named executive officers, the mix of cash-based compensation, comprised of base salary and target annual cash incentive, compared to equity-based compensation, comprised of the long-term equity incentives (valued based on the grant date fair value of such awards).

Peer Group Determination

Market practices are one of the considerations taken into account by our compensation committee when determining executive compensation levels and compensation program design. In evaluating marketing practices, we do not target a specific market percentile, nor do we seek to duplicate any particular market practices. Rather, we review external market practices as a reference point to assist us in developing programs designed to attract, motivate, and retain a strong executive team.

Our compensation committee uses a peer group to provide context for its executive compensation decision-making. Each year, the compensation committee’s independent compensation consultant reviews the external market landscape and evaluates the composition of our peer group for appropriateness. Our compensation committee reviews the information provided from internal sources as well as the information provided by our independent compensation consultant to select our peer group based on comparable companies that approximate (1) our scope of business, including revenues, scope of commercial operations, and market capitalization, (2) our employee base, and (3) a comparable pool of talent for which we compete.

When determining the 2019 peer group, our compensation committee considered pharmaceutical companies that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees.

The peer group for determining our 2019 compensation decisions consisted of the following companies:

Acadia	Dermira	Lexicon Pharmaceuticals
Acorda Therapeutics	Eagle Pharmaceuticals	Melinta
Akebia	Enanta Pharmaceuticals	Pacira Pharmaceuticals
AMAG Pharmaceuticals	Flexion Therapeutics	Retrophin
Amicus Therapeutics	Halozyme	Spectrum Pharmaceuticals, Inc.
Anika Therapeutics	Heron Therapeutics	Supernus Pharmaceuticals
Corcept Therapeutics	Insys	Vanda Pharmaceuticals

For each of the companies in our peer group, where available, we analyze the company’s Compensation Discussion and Analysis, Summary Compensation Table and other data publicly filed during the prior year to identify the executives at such companies whose positions are comparable to those held by our executive officers. We then compile and analyze the data for each comparable position. We also supplement the data for our peer group with published compensation surveys where appropriate. For 2019, consistent with past years, the compensation committee considered information from the Radford survey.

Process for Determining Executive Compensation

Our Practices

Our compensation committee reviews and establishes, annually, the pay levels of each element of total compensation for our named executive officers.

Compensation decisions are based primarily on the following:

(1)

Annual Performance Reviews—Our Chief Executive Officer conducts and presents an assessment of our corporate performance and the performance reviews of the other named executive officers to the compensation committee after the end of each fiscal year. In reviewing and determining the compensation of each named executive officer, the compensation committee also considers individual factors, such as: potential for future contributions to our growth, industry experience and retention concerns.

(2)

Peer and Industry Data—Our compensation committee considers peer and industry data provided by its independent compensation consultant, W.T. Haigh, as a reference in setting base salaries and target cash compensation, determining appropriate levels and mix of equity compensation and determining the type and portion of compensation tied to performance goals.

(3)

Chief Executive Officer Recommendations—The compensation committee seeks input from our Chief Executive Officer for setting the salary and target cash compensation levels for the other executive officers, and also for purposes of setting annual performance metrics and target incentive amounts for awards granted to the other executive officers.

To achieve the objectives described above, our compensation committee evaluates our compensation program with the goal of setting compensation at levels that are based on each executive’s level of experience, performance and responsibility and that are competitive with those of other companies in our industry that compete with us for executive talent. The compensation committee seeks to ensure that our executive compensation program contains an appropriate amount of compensation for each of our executive officers that is “at risk” and subject to the achievement of critical business objectives.

Process for Establishing 2019 Compensation

Peer Group Selection

Our compensation committee begins its annual review cycle with an evaluation and, if appropriate, updating of our compensation peer group. For the 2019 cycle, this review resulted in an updated peer group that is identified on page 34, under the heading “Compensation Discussion & Analysis – Peer Group Determination.”

When determining the 2019 peer group, our compensation committee considered pharmaceutical companies that are of similar size to the Company in terms of market capitalization, revenues and commercial expansion, and number of employees. At the time our 2019 peer group was selected in October 2018, our market capitalization was at approximately the 25th percentile of the peer group, our revenue was at approximately the 55th percentile of the peer group and our number of employees was at approximately the 45th percentile of our peer group.

Process for Determining Components of Executive Compensation

Our compensation committee reviewed market practices and compensation information from our 2019 peer group, together with information from the Radford survey, in identifying and designing the components of our 2019 executive compensation program. In particular, our compensation committee evaluated how our named executive officers’ compensation elements compare to the 25th, 50th and 75th percentiles of the Radford survey and our peer companies’ comparably situated executives.  Our compensation committee reviewed this information as reference points in its overall decision making and as indicative of the types and level of compensation necessary to attract, motivate and retain our executive officers. Our compensation committee set the actual amount of each element of compensation and the total compensation opportunity of each executive officer based in part on its review of peer group data and in part on the other factors discussed above and below.

Base Salary Determinations

In determining the base salaries of our then-serving named executive officers, our compensation committee reviewed the base salaries of comparable executive officers in our 2019 peer group and considered our named executive officers’ compensation mix, capabilities, performance and future expected contributions. Based on this review, the 2019 base salaries for our named executive officers positioned them, on average, slightly above the market median compared to persons with comparable jobs within our 2019 peer group.  Changes in the 2019 base salaries for our named executive officers as compared to 2018 are discussed on page 37,  under the caption “Base Salary.”

Annual Cash Incentive Determinations

Our executive compensation programs place a heavy emphasis on performance-based compensation, and a critical component of that is our annual cash incentive program, in which all of our employees, including our named executive officers, are eligible to participate. Awards made under our annual cash incentive are directly tied to the achievement of our corporate performance goals, which are aligned with the Company’s short- and long-term strategic plans, as well as, in some cases, individual performance goals.

In setting our corporate performance goals for the annual cash incentive plans, we strive to identify a range of metrics that address both the near-term performance of our business, and the actions needed to create and sustain a solid foundation for long-term growth.  We believe that our 2019 corporate performance goals align directly with the creation of near- and long-term value for our shareholders.  We strive to establish challenging targets within each metric that motivate our named executive officers to achieve and exceed our corporate performance goals, while carefully considering that goals should not encourage inappropriate risk-raking.

Our compensation committee is responsible for reviewing and approving our annual corporate goals, targets and levels of payout (e.g., threshold, target and maximum) for our executive compensation programs and for reviewing and determining actual performance results at the end of the applicable performance period.  Our compensation committee reviews the annual cash incentive opportunities for our named executive officers each year to ensure such opportunities are competitive. Changes in the 2019 annual cash incentive opportunities for our named executive officers as compared to 2018 are discussed on page 37,  under the caption “Annual Cash Incentives.”

Long-Term Equity Incentive Determinations

Long-term equity incentive awards granted to our named executive officers annually are designed to incentivize our executives to contribute to our Company’s long-term growth and success.

The size of each named executive officer’s long-term equity incentive award is based on the executive’s individual performance, potential future contributions and market competitiveness, as well as other factors. In determining long-term equity incentive awards, our compensation committee reviews the long-term equity incentive grant practices of our peer group as well as the 50th and 75th percentile ranges of long-term equity incentive awards of companies participating in the Radford survey. On average, annual long-term equity incentive grant values for our named executive officers serving at the beginning of 2019 position their overall compensation at or around the median values of our peer group in cases where there are comparable positions at the peer companies.

Long-term equity incentive grants are made following the completion of the internal performance reviews of our executive officers as well as our external market review of equity practices of our peer group, including the data from the Radford survey described above. In 2019, we introduced PSUs to the mix of equity instruments granted as part of our long-term equity incentives, as described in greater detail on page 38 under the caption “Long-Term Equity Incentives.” The 2019 long-term equity incentive grants issued to our named executive officers are also discussed on page 38.

2019 Executive Compensation of Our Named Executive Officers

2019 Corporate Goals

For purposes of determining 2019 Annual Cash Incentive, the following represents a summary of our corporate performance categories and goals, achievements with respect to each category, respective relative weightings assigned to each category and actual ratings determined based on performance during 2019.

Corporate Category	2019 Goals	2019 Performance	Relative Weighting	2019 Achievement Rating
Commercial – Xtampza ER	Net Revenue target for Xtampza ER of $109.6M	Xtampza ER Net Revenue of $105.0M	40.0%	35.8%
Commercial – Other	Net Revenue target for Nucynta Franchise of $211.6M; Adjusted Net Loss target of $(5.8M)	Nucynta franchise Net Revenue of $191.7M; Adjusted Net Loss of $(6.2M)	10.0% 20.0%	5.3% 19.8%
Operations	Goals relating to: •Securing Xtampza ER commercial manufacturing and supply chain •Xtampza ER dedicated manufacturing facility readiness •R&D Efforts	Achieved: •Maintained commercial supply of Xtampza ER throughout 2019 •Significant progress towards completion of dedicated facility; and •Completion of exploratory R&D testing	30.0%	25.0%
			Overall Corporate Rating:	86.0%

No cash incentive is available with respect to any category of corporate goal that is not achieved at or in excess of 80% of the target approved by our compensation committee.

Our compensation committee evaluated our performance against our 2019 corporate goals in early 2020, established a percentage rating for each goal based on the extent to which the goal was achieved and then determined an overall corporate rating based on the cumulative weightings of the ratings for all the goals. The compensation committee reviewed its assessment of the Company’s achievement of 2019 corporate goals with our Board. The overall percentage rating as indicated above was 86%. The compensation committee determined in its sole discretion to set the overall percentage rating at 90% of target in recognition of the Company’s business development activities during 2019, which were not a formal 2019 performance objective.

Base Salary

In January 2019, our compensation committee reviewed the base salaries of our then-serving named executive officers and determined to increase those base salaries, after taking into account individual performance; the expansion of responsibilities and scope of duties; and the competitive market for talent, as well as data provided by its independent compensation consultant, W.T. Haigh, regarding the annual base salaries of similarly situated executives of companies in the Radford survey and our 2019 peer group. The table below sets forth such increases.

		2018 Base	2019 Base
Named Executive Officer	Title	Salary ($ )	Salary ($ )
Joseph Ciaffoni	President and Chief Executive Officer	600,000	620,000
Paul Brannelly	Executive Vice President and Chief Financial Officer	390,000	415,000
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	350,000	367,500
Shirley Kuhlmann	Executive Vice President and General Counsel	375,000	393,800
Richard Malamut, M.D. (1)	Executive Vice President and Chief Medical Officer	-	311,250

(1)	The 2019 base salary represents Dr. Malamut’s annualized salary, which went into effect upon his appointment as Executive Vice President and Chief Medical Officer on April 1, 2019.

Annual Cash Incentives

After a review of corporate and individual performance for 2019, the compensation committee approved a corporate performance rating of 90.0% of target, as described in greater detail on page 36,  under the caption “2019 Corporate Goals.”  This determination determined the size of the Company-wide annual cash incentive pool, as well as informing the annual cash incentive payouts for each of our named executive officers, whose 2019 annual cash incentive payments were based on corporate and, and in the case of all of our named executive officers other than Mr. Ciaffoni, individual performance ratings.

Each named executive officer has a target annual cash incentive amount, which is expressed as a percentage of his or her salary. This target is set forth in each named executive officer’s employment agreement and evaluated by our compensation committee annually based upon a review of the peer and industry data provided by W.T. Haigh. In 2019, our compensation committee determined that annual cash incentive targets for the named executive officers should be adjusted, as shown below, to better align our executives with similarly situated executives at peer companies and to further align our named executive officers’ compensation with Company performance and the creation of shareholder value by increasing their performance-based compensation relative to their total compensation.

		2018	2019
		Annual Cash	Annual Cash
		Incentive Target	Incentive Target
Named Executive Officer	Title	(% of Base Salary)	(% of Base Salary)
Joseph Ciaffoni	President and Chief Executive Officer	60%	70%
Paul Brannelly	Executive Vice President and Chief Financial Officer	50%	50%
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	50%	50%
Shirley Kuhlmann	Executive Vice President and General Counsel	40%	50%
Richard Malamut, M.D.	Executive Vice President and Chief Medical Officer	-	50%

The actual amounts, paid to our named executive officers in February 2020, for performance in 2019, are set forth in the following table:

		Actual Annual	Actual Annual
		Cash Incentive	Cash Incentive
Named Executive Officer	Title	(% of Base Salary)	($ )
Joseph Ciaffoni	President and Chief Executive Officer	63%	390,600
Paul Brannelly	Executive Vice President and Chief Financial Officer	52%	214,800
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	45%	165,400
Shirley Kuhlmann	Executive Vice President and General Counsel	47%	186,100
Richard Malamut, M.D.	Executive Vice President and Chief Medical Officer	60%	186,800

Long-Term Equity Incentives

As part of the annual compensation review process,  after reviewing the achievement of 2018 corporate goals for the prior fiscal year, as well as individual performance goals for our named executive officers, our compensation committee granted long-term equity awards in January 2019 to each of our then-serving named executive officers.

The 2019 long-term equity incentive awards for each named executive officer were comprised of a combination of stock options and RSUs.  Our compensation committee sought to reward the executive team’s performance in 2018, incentivize continued performance in 2019 and align equity compensation with peer practices. To do so, the compensation committee, in consultation with W.T. Haigh, first determined the value of each named executive officer’s long-term equity incentive award by reference to these factors, and then allocated the total value of such award amongst three equity instruments – stock options, RSUs, and for the first time, PSUs – in a 1:2:1 ratio, and using a 50-day average stock price of $17.44 (for the period ending January 15, 2019) to derive the numbers of stock options, RSUs and PSUs comprising each award.  The actual 2019 long-term equity incentive awards issued in 2019 were as set forth below.

					Total
Named Executive Officer	Title	Stock Options	RSUs	PSUs	Equity Units
Joseph Ciaffoni	President and Chief Executive Officer	90,000	90,000	45,000	225,000
Paul Brannelly	Executive Vice President and Chief Financial Officer	32,000	32,000	16,000	80,000
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	25,600	25,600	12,800	64,000
Shirley Kuhlmann	Executive Vice President and General Counsel	25,600	25,600	12,800	64,000
Richard Malamut, M.D.	Executive Vice President and Chief Medical Officer	-	-	-	-

The 2019 PSU award measures Xtampza Net Revenue performance on an annual and cumulative basis where each annual segment is weighted 20% and the cumulative three-year performance is weighted 40%. In February of 2020, the compensation committee reviewed the performance of the 2019 performance segment of the 2019 PSU award. 2019 Xtampza Net Revenue was $105.0 million which resulted in an earned award for the 2019 segment of 79.1% of target. The following table shows the number of shares earned for each of our named executive officers. Shares that are earned for each annual segment vest at the end of the three-year performance period based on continued employment:

			2019	2019
		Total	Segment	Segment
Named Executive Officer	Title	PSUs Granted	(20%)	Earned*
Joseph Ciaffoni	President and Chief Executive Officer	45,000	9,000	7,119
Paul Brannelly	Executive Vice President and Chief Financial Officer	16,000	3,200	2,531
Alison Fleming, Ph.D.	Executive Vice President and Chief Technology Officer	12,800	2,560	2,025
Shirley Kuhlmann	Executive Vice President and General Counsel	12,800	2,560	2,025
Richard Malamut, M.D.	Executive Vice President and Chief Medical Officer	-	-	-

*    Number of shares rounded to nearest whole share.

Employment Agreements

The Company has entered into employment agreements with each of its named executive officers.  These employment agreements outline the base salary, annual cash incentive, and long-term equity incentive components of our executive compensation program, as well as the impact of termination and change of control on the executive compensation programs in which our named executive officers participate

Compensation Risk Assessment

Our executive compensation program and policies are driven by our business environment and designed to enable us to achieve our mission and adhere to our values. The compensation committee and senior management continually evaluate the relationship between risk and reward as it relates to our executive compensation program.  Our compensation committee has determined that the structure of our executive compensation programs does not put our patients, investors or the Company at any material risk.

Tax Deductibility of Compensation

In administering our executive compensation program, the Company takes into account the tax deductibility of the compensation, including as applicable, Section 162(m) of the Internal Revenue Code.  Although our intent is to maximize the deductibility of compensation, under certain circumstances that are in the best interest of the Company and our shareholders, the compensation committee may authorize compensation that is not deductible if it is determined to be appropriate.

Clawback Policy

We have adopted a  Clawback Policy so that if the Company is required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirements, then the compensation committee may require certain officers, including our named executive officers, to repay or forfeit any “erroneously awarded compensation.” “Erroneously awarded compensation” refers to the portion of cash and equity-based incentive compensation received by a covered officer during the three-year period preceding the publication of the restated financial statements that the compensation committee determines was in excess of the amount that such officer would have received had such incentive compensation been determined based on the financial results reported in the restated financial statements.

Anti-Hedging and Anti-Pledging Policy

Our insider trading policy prohibits employees, officers and directors from engaging in any hedging or monetization transactions or similar arrangements (including transactions involving zero-cost collars, prepaid variable forward sale contracts, equity swaps and exchange funds) that are designed to hedge or speculate on any change in the market value of our securities. It also explicitly prohibits employees, officers and directors from effecting short sales of our securities, which are inherently speculative in nature and contrary to the best interests of the Company and its shareholders. Our insider trading policy also prohibits employees, officers and directors from buying or selling puts or calls or other derivative securities on our securities and from pledging our securities as collateral for a loan or holding our securities in a margin account.

Stock Ownership Guidelines

In 2020 we adopted stock ownership guidelines to assist in focusing officers and non-employee directors on the long-term success of the Company and on shareholder value by requiring them to hold shares of Company common stock.

Our stock ownership guidelines apply to our Chief Executive Officer and each Executive Vice President (each a “Covered Officer”) and each non-employee director (each a “Covered Director”).  The stock ownership guidelines require all Covered Officers other than our Chief Executive Officer, to hold shares of our common stock with a value equal to one times the amount of their then-current annual base salary. Our Chief Executive Officer is required to hold shares of our common stock with a value equal to three times the amount of their then-current annual base salary. Covered Directors are required to hold shares of our common stock with a value equal to three times the base cash retainer for board service (excluding committee and chair additional retainers). These ownership guidelines are calculated annually based on ownership as of January 1 of each year based on the applicable annual base salary in effect on such calculation date. The value of a share will be measured on such date based on the average closing price over the 30 calendar days preceding the date of calculation. Such calculated ownership levels will be reported to the Compensation Committee.

Covered Officers and Covered Directors are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became subject to the guidelines. In the event that a Covered Officer or Covered Director does not meet the foregoing stock ownership guidelines, such individual may be required to hold 50%-100%, as determined by the compensation committee, of common stock issued following the exercise of options, the vesting of restricted stock units or the vesting of performance share units, after payment for applicable statutory withholding taxes or exercise price, until the required ownership level has been met.

Shares that count toward satisfaction of the guidelines include (i) shares owned outright by the individual or his or her immediate family members residing in the same household, including restricted shares and shares deliverable upon settlement of vested and unvested restricted stock units and vested in-the-money options, excluding restricted stock units that remain subject to achievement of performance goals, such as performance share units; provided, however, the shares underlying performance share units for partial periods for which performance goals have been achieved but not yet vested are included and (ii) shares owned through savings plans, such as the our 401(k) plan, or acquired through the our employee stock purchase plan.

Our stock ownership guidelines may be waived, at the discretion of the compensation committee, if compliance would create undue hardship or prevent an individual from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

COMPENSATION COMMITTEE REPORT

The compensation committee our Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, which appears in this proxy statement, with our management. Based on this review and discussion, the compensation committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and our Annual Report on Form 10-K for the year ended December 31, 2019.

Compensation Committee:
David Hirsch, M.D., Ph.D., Chairman
Gino Santini
Theodore Schroeder

The foregoing report of the compensation committee does not constitute soliciting material and will not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the annual compensation paid to or earned by our named executive officers, for the fiscal years ended December 31, 2019,  2018 and 2017:

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($)
Joseph Ciaffoni	2019	618,461	-	2,146,500	859,738	390,600	17,329	4,032,628
President and Chief Executive Officer	2018	535,577	50,000	1,208,339	1,353,193	340,900	17,294	3,505,303
	2017	264,807	-	692,683	1,362,009	147,900	15,556	2,482,955
Paul Brannelly	2019	413,077	-	763,200	305,685	214,800	17,012	1,713,774
Executive Vice President and Chief Financial Officer	2018	387,692	-	608,750	739,268	222,500	17,294	1,975,504
	2017	358,183	-	248,138	323,426	149,100	17,559	1,096,406
Alison Fleming	2019	366,154	-	610,560	244,548	165,400	12,929	1,399,591
Executive Vice President and Chief Technology Officer	2018	346,154	-	608,750	739,268	199,700	15,294	1,909,166
	2017	296,154	-	248,138	323,426	124,300	15,559	1,007,577
Shirley Kuhlmann	2019	392,354	-	610,560	244,548	186,100	15,807	1,449,369
Executive Vice President and General Counsel	2018	297,114	50,000	480,600	602,344	171,200	5,770	1,607,028
	2017	-	-	-	-	-	-	-
Richard Malamut, M.D.	2019	311,250	-	642,600	765,176	186,800	16,996	1,922,822
Executive Vice President and Chief Medical Officer	2018	-	-	-	-	-	-	-
	2017	-	-	-	-	-	-	-

(1)

The amounts reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)

The amounts reflect the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 15 to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)

Amounts represent the annual cash incentive payments earned by our named executive officers, for the years ended December 31, 2019,  2018 and 2017, respectively, pursuant to the achievement of certain company and individual performance objectives for those years. Please see the descriptions of the annual cash incentives in the section below entitled “—Non-Equity Incentive Plan Compensation.”

(4)	This amount reflects our contributions to our 401(k) Plan and life/disability insurance.

Employment Agreements

We have employment and other service agreements with all of our named executive officers. The following is a summary of the material terms of each employment agreement.

Joseph Ciaffoni

On May 31, 2017, we entered into an employment agreement with Mr. Ciaffoni that was amended in connection with Mr. Ciaffoni’s appointment to President and Chief Executive Officer to set forth the terms of Mr. Ciaffoni’s compensation beginning July 1, 2018 (as amended, the “Ciaffoni Agreement”). The principal terms of the Ciaffoni Agreement, which govern Mr. Ciaffoni’s compensation beginning July 1, 2018, are as follows:

•	initial base salary of $600,000, subject to annual adjustments (adjusted to $620,000 for fiscal year 2019); and
•

annual cash incentive opportunity of 60% of then-current base salary (adjusted to 70% of base salary for fiscal year 2019) based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan.

Upon termination of Mr. Ciaffoni’s employment by us without cause or by Mr. Ciaffoni for good reason (each as defined in the Ciaffoni Agreement), Mr. Ciaffoni is eligible to receive: (i) twelve months of base salary following that termination; (ii) payment of any annual cash incentive otherwise payable (but for the cessation of his employment) with respect to a year ended prior to the cessation of his employment; (iii) a payment equal to his target annual cash incentive for the fiscal year in which his employment terminates paid in twelve (12) substantially equal installments; (iv) accelerated vesting of his unvested restricted stock units and stock options awarded in connection with his hiring equal to what would have vested had he remained employed for one additional year; and (v) waiver of the applicable premium otherwise payable for COBRA continuation coverage for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to twelve months.

Upon termination of Mr. Ciaffoni’s employment by us without cause or upon resignation by Mr. Ciaffoni for good reason, in each case, during the twelve month period following a change in control (as defined in our Amended and Restated 2014 Stock Incentive Plan) of our Company, Mr. Ciaffoni is eligible to receive the amount of any earned but unpaid cash incentive for the fiscal year prior to termination, a lump sum payment equal to 150% of his annual base salary and 150% of the target cash incentive otherwise payable in respect of the year in which termination occurs, waiver of the applicable premium otherwise payable for COBRA continuation coverage for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to eighteen months and all of his unvested restricted stock, stock options and other equity incentives awarded him by us will become immediately and automatically fully vested and exercisable (as applicable). Any severance benefits are subject to Mr. Ciaffoni’s execution of and non-revocation of a general release of claims.

Mr. Ciaffoni is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans.  Further, the Ciaffoni Agreement contains customary non-competition, non-solicitation and employee no-hire covenants that apply during employment and the 12-month period thereafter and a perpetual confidentiality covenant.

Paul Brannelly

On August 4, 2015, we entered into an employment agreement with Mr. Brannelly, our Executive Vice President and Chief Financial Officer (the “Brannelly Agreement”). The principal terms of the Brannelly Agreement are as follows:

•	initial base salary of $325,000 per year, subject to annual adjustments (adjusted to $360,000 for fiscal year 2017, $390,000 for fiscal year 2018, and $415,000 for fiscal year 2019); and
•

annual cash incentive opportunity of 35% of then-current base salary (adjusted to 40% of base salary for fiscal year 2017, and 50% of base salary for fiscal years 2018 and 2019) based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan

Upon termination of Mr. Brannelly’s employment by us without cause or by Mr. Brannelly for good reason (each as defined in the Brannelly Agreement) prior to a change in control of our company, Mr. Brannelly is eligible to receive continuation of his base salary and continuation of his health insurance benefits at our expense for nine months, subject to his execution of and non-revocation of a general release of claims.

Upon termination of Mr. Brannelly’s employment by us without cause or by Mr. Brannelly for good reason within twelve months following a change in control of our Company, Mr. Brannelly is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Mr. Brannelly and continuation of his base salary and health insurance benefits at our expense for twelve months, subject to his execution of and non-revocation of a general release of claims.

Mr. Brannelly is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Brannelly Agreement contains customary non-solicitation covenants, which covenants remain in effect for nine months following any cessation of Mr. Brannelly’s employment with us.

Richard Malamut, M.D.

On April 1, 2019, we entered into an employment agreement with Dr. Malamut in connection with his appointment to serve as our Executive Vice President and Chief Medical Officer (the “Malamut Agreement”). The principal terms of the Malamut Agreement are as follows:

•	initial base salary of $415,000 per year, subject to annual adjustments; and
•	annual cash incentive opportunity of 50% of then-current base salary, based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan.

Upon termination of Dr. Malamut’s employment by us without cause or by Dr. Malamut for good reason (each as defined in the Malamut Agreement) prior to a change in control of our company, Dr. Malamut is eligible to receive (i) nine months of base salary following that termination; (ii) payment of any annual cash incentive otherwise payable (but for the cessation of his employment) with respect to a year ended prior to the cessation of his employment; and (iii) waiver of the applicable premium otherwise payable for health insurance benefits for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to nine months.

Upon termination of Dr. Malamut’s employment by us without cause or by Dr. Malamut for good reason within twelve months following a change in control of our company, Dr. Malamut is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Dr. Malamut, twelve months of base salary following that termination, payment of any annual cash incentive otherwise payable (but for the cessation of his employment) with respect to a year ended prior to the cessation of his employment, and waiver of the applicable premium otherwise payable for health insurance benefits for him (and, to the extent covered immediately prior to the date of such cessation, his eligible dependents) for a period equal to twelve months.

Dr. Malamut is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Malamut Agreement contains customary non-competition and non-solicitation covenants, which covenants remain in effect for nine months following any cessation of Dr. Malamut employment with us.

Alison Fleming, Ph.D.

On August 4, 2015, we entered into an employment agreement with Dr. Fleming, our Executive Vice President and Chief Technology Officer (the “Fleming Agreement”). The principal terms of the Fleming Agreement are as follows:

•	initial base salary of $225,000 per year, subject to annual adjustments (adjusted to $300,000 for fiscal year 2017, $350,000 for fiscal year 2018, and $367,500 for fiscal year 2019); and
•	target annual cash incentive opportunity of 25% of then-current base salary (adjusted to 40% of base salary for fiscal year 2017, and 50% of base salary for fiscal years 2018 and 2019).

Ms. Fleming is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans.

Upon termination of Dr. Fleming’s employment by us without cause or by Dr. Fleming for good reason (each as defined in the Fleming Agreement) prior to a change in control of our company, Dr. Fleming is eligible to receive continuation of her base salary and continuation of her health insurance benefits at our expense for six months, subject to her execution of and non-revocation of a general release of claims.

Upon termination of Dr. Fleming’s employment by us without cause or by Dr. Fleming for good reason within twelve months following a change in control of our company, Dr. Fleming is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Dr. Fleming and continuation of her base salary and health insurance benefits at our expense for nine months, subject to her execution of and non-revocation of a general release of claims.

Dr. Fleming is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Fleming Agreement contains customary non-solicitation covenants, which covenants remain in effect for six months following any cessation of Dr. Fleming’s employment with us.

Shirley Kuhlmann

On March 16, 2018, we entered into an employment agreement with Shirley Kuhlmann, our Executive Vice President and General Counsel (the “Kuhlmann Agreement”). The principal terms of the Kuhlmann Agreement are as follows:

•	initial base salary of $375,000 per year, subject to annual adjustments (adjusted to $393,800 for fiscal year 2019); and
•

annual cash incentive opportunity of 40% of then-current base salary (adjusted to 50% for fiscal year 2019) based upon the achievement of certain corporate and/or individual goals and payable pursuant to our Performance Bonus Plan.

Upon termination of Ms. Kuhlmann’s employment by us without cause or by Ms. Kuhlmann for good reason (each as defined in the Kuhlmann Agreement) prior to a change in control of our company, Ms. Kuhlmann is eligible to receive continuation of her base salary and continuation of her health insurance benefits at our expense for nine months, subject to her execution of and non-revocation of a general release of claims.

Upon termination of Ms. Kuhlmann’s employment by us without cause or by Ms. Kuhlmann for good reason within twelve months following a change in control of our company, Ms. Kuhlmann is eligible to receive full vesting with respect to all unvested restricted stock, stock options and other equity incentives awarded to Ms. Kuhlmann and continuation of her base salary and health insurance benefits at our expense for twelve months, subject to her execution of and non-revocation of a general release of claims.

Ms. Kuhlmann is entitled to participate in all of our employee benefit plans, subject to the terms and conditions applicable to such plans. Further, the Kuhlmann Agreement contains customary non-solicitation covenants, which covenants remain in effect for nine months following any cessation of Ms. Kuhlmann’s employment with us.

Potential Payments upon Termination without Cause or Resignation for Good Reason

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive's employment had been terminated without cause or the executive resigned for good reason on December 31, 2019 other than in connection with a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

			Annual				Value of
	Salary		Cash		Benefit	Value of	Stock
	Continuation		Incentive		Continuation	RSU	Option	Total
Name and Principal Position	($)		($)		($)(1)	Vesting ($)(2)	($)(3)	($)
Joseph Ciaffoni	620,000	(4)	434,000	(5)	17,057	433,559	801,188	2,305,804
President and Chief Executive Officer

Paul Brannelly	311,250	(4)	-		9,007	-	-	320,257
Executive Vice President and Chief Financial Officer

Richard Malamut, M.D.	311,250	(4)	-		9,007	-	-	320,257
Executive Vice President and Chief Medical Officer

Alison Fleming	183,750	(4)	-		10,672	-	-	194,422
Executive Vice President and Chief Technology Officer

Shirley Kuhlmann	295,350	(4)	-		12,793	-	-	308,143
Executive Vice President and General Counsel

(1)	Estimated value of continued group health insurance for 12 months for Mr. Ciaffoni, 9 months for Mr. Brannelly, Dr. Malamut and Ms. Kuhlmann and 6 months for Dr. Fleming.
(2)	Amounts reflect value of the restricted stock unit shares that would become vested based on the closing price of our common stock of $20.58 on December 31, 2019.
(3)

Amounts reflect the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $20.58 on December 31, 2019 and the exercise price applicable to such stock option.

(4)

Continuation of base salary following termination of employment paid in installments over a 12-month period for Mr. Ciaffoni, a 9-month period for Mr. Brannelly, Dr. Malamut and Ms. Kuhlmann and a 6-month period for Dr. Fleming.

(5)	Target cash incentive paid in 12 substantially equal installments for Mr. Ciaffoni.

Potential Payments Upon Termination or Change in Control

For each named executive officer, the following table sets forth quantitative estimates of the payments and benefits that would have become payable if such executive’s employment had been terminated without cause or the executive resigned for good reason on December 31, 2019, assuming that such termination occurs within twelve months following a change of control. Amounts below reflect potential payments pursuant to the employment agreements for such named executive officers as described above in the section titled “—Employment Agreements.”

			Annual				Value of
	Salary		Cash		Benefit	Value of	Stock
	Continuation		Incentive		Continuation	RSU	Option	Total
Name and Principal Position	($)		($)		($)(1)	Vesting ($)(2)	($)(3)	($)
Joseph Ciaffoni	930,000	(4)	651,000	(5)	25,586	4,840,395	1,622,975	8,069,956
President and Chief Executive Officer

Paul Brannelly	415,000	(4)	-		12,009	1,697,109	206,414	2,330,532
Executive Vice President and Chief Financial Officer

Richard Malamut, M.D.	415,000	(4)	-		12,009	874,650	464,100	1,765,759
Executive Vice President and Chief Medical Officer

Alison Fleming	275,625	(4)	-		16,008	1,449,614	176,462	1,917,709
Executive Vice President and Chief Technology Officer

Shirley Kuhlmann	393,800	(4)	-		17,057	1,247,251	119,808	1,777,916
Executive Vice President and General Counsel

(1)	Estimated value of continued group health insurance for 18 months for Mr. Ciaffoni, 12 months for Mr. Brannelly, Dr. Malamut and Ms. Kuhlmann and 9 months for Dr. Fleming.
(2)	Amounts reflect value of the restricted stock unit shares that would become vested based on the closing price of our common stock of $20.58 on December 31, 2019.
(3)

Amounts reflect the intrinsic value of unvested stock options that would become vested based on the spread between the closing stock price of our common stock of $20.58 on December 31, 2019 and the exercise price applicable to such stock option.

(4)

Continuation of base salary following termination of employment paid in a lump sum payment equal to 150% of his annual base salary for Mr. Ciaffoni, continuation of base salary for a  12-month period for Mr. Brannelly, Dr. Malamut and Ms. Kuhlmann and a 9-month period for Dr. Fleming.

(5)	Target cash incentive paid in lump sum.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our President and Chief Executive Officer, Joseph Ciaffoni, and the ratio of these two amounts.

We have determined the 2019 annual total compensation of our median compensated employee, excluding Mr. Ciaffoni, to be $159,794. The annual total compensation of our President and Chief Executive Officer as shown in the Summary Compensation Table above is $4,032,628.  The ratio of the annual total compensation of our President and Chief Executive Officer to that of our median compensated employee was 25.2 to 1.

We identified the median employee by examining the 2019 target total compensation for all our employees, excluding our President and Chief Executive Officer, who were employed by us on December 17, 2019. We included all employees, whether employed on a full-time, or part-time, salaried or hourly basis.  Target total compensation was based on annual base salary paid for 2019 plus target bonus opportunity plus the grant date value of equity awards made in 2019 and was consistently applied for all employees. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2019 Summary Compensation Table in this proxy statement.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules which allow companies to adopt a variety of methodologies. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above.

Grants of Plan-Based Awards

The following table presents information concerning grants of equity awards to each of the named executive officers during 2019.

								All Other	All Other		Grant Date
			Estimated Future Payouts					Stock Awards:	Option Awards:	Exercise or	Fair Value of
			Under Non-Equity Incentive					Number of Shares	Number of Securities	Base Price of	Stock and
			Plan Awards (1)					of Stock or	Underlying	Option	Option
			Threshold		Target		Maximum	RSUs	Options	Awards	Awards
Name and Principal Position	Grant Date	Type	#		#		#	# (2)	# (2)	$/Sh (3)	$ (4)
Joseph Ciaffoni	1/25/2019	RSU/PSU	347,200		434,000		542,500	135,000	-	-	15.90
President and Chief Executive Officer	1/25/2019	Option						-	90,000	15.90	9.55

Paul Brannelly	1/25/2019	RSU/PSU	166,000		207,500		259,375	48,000	-	-	15.90
Executive Vice President and Chief Financial	1/25/2019	Option						-	32,000	15.90	9.55

Alison Fleming, Ph.D.	1/25/2019	RSU/PSU	147,000		183,750		229,688	38,400	-	-	15.90
Executive Vice President and Chief Technology Officer	1/25/2019	Option						-	25,600	15.90	9.55

Shirley Kuhlmann	1/25/2019	RSU/PSU	157,520		196,900		246,125	38,400	-	-	15.90
Executive Vice President and General Counsel	1/25/2019	Option						-	25,600	15.90	9.55

Richard Malamut, M.D.	4/1/2019	RSU/PSU	124,500	(5)	155,625	(5)	194,531	42,500	-	-	15.12
Executive Vice President and Chief Medical Officer	4/1/2019	Option						-	85,000	15.12	9.00

(1)   Consists of potential cash payments under our annual cash incentive program for executives for 2019. Actual cash incentive payments determined in February 2020 for 2019 performance are set forth in the Summary Compensation Table above under the column entitled “Non-Equity Incentive Plan Compensation” for 2019. The “threshold” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals for 2019 been achieved at the minimum level, 80%, required for payout. The “target” payouts reflect the annual cash incentive payment that would have been due had each of the corporate goals for 2019 been achieved at the target level (100%).  Finally, the “maximum” payouts reflect the annual cash incentive that would have been due had each of the corporate goals for 2019 been achieved at the maximum level applicable to that goal (which maximum levels range from 100-125%).

(2)   Consists of stock awards for executives under our annual long-term equity incentive program for executives. For such stock awards, the grant date fair value, in accordance with FASB ASC Topic 718, is set forth in the Summary Compensation Table under the column “Stock Awards” for 2019.

(3)   The exercise price of a share of our common stock on a particular date for purposes of granting stock options is determined as the closing price as reported on The NASDAQ Global Select Market on the date of grant.

(4)   Amounts reported reflect the aggregate grant date fair value as calculated in accordance with ASC 718. These amounts do not represent the actual amounts paid or realized by the named executive officer during 2019. The assumptions we used in valuing equity awards are described in Note  15, “Stock-based Compensation,” to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December   31, 2019.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding equity awards held by each of our named executive officers that were outstanding as of December 31, 2019. All of our outstanding equity awards are governed by the Collegium Pharmaceutical, Inc. Amended and Restated 2014 Stock Incentive Plan. The market value of stock awards is based on the closing market price of our common stock of $20.58 per share on December 31, 2019:

	Option Awards						Stock Awards
	Number of		Number of	Number of			Number of		Market Value of
	Securities		Securities	Securities			Shares or Units		Shares or Units
	Underlying		Underlying	Underlying	Option		of Stock		of Stock
	Unexercised		Unexercised	Unexercised	Exercise	Option	That Have Not		That Have Not
	Options (#)		Options (#)	Unearned	Price	Expiration	Vested		Vested
Name and Principal Position	(Exercisable)		(Unexercisable)	Options (#)	($)	Date	(#)		($ )
Joseph Ciaffoni	32,410	(1)	97,231	-	16.44	5/31/2027	31,600	(2)	650,328
President and Chief Executive Officer	21,875	(3)	28,125	-	24.35	1/25/2028	15,625	(4)	321,563
	12,943	(5)	28,475	-	23.85	7/1/2028	18,855	(6)	388,036
	-	(7)	90,000	-	15.90	1/25/2029	135,000	(8)	2,778,300

Paul Brannelly	29,607	(9)	-	-	11.46	3/19/2025	-		-
Executive Vice President and Chief Financial Officer	22,929	(10)	-	-	14.90	5/14/2025	-		-
	28,861	(11)	614	-	32.30	1/20/2026	614	(12)	12,636
	22,343	(13)	10,157	-	30.54	2/10/2027	6,094	(14)	125,415
	21,875	(15)	28,125	-	24.35	1/25/2028	15,625	(16)	321,563
	-	(17)	32,000	-	15.90	1/25/2029	48,000	(18)	987,840

Alison Fleming, Ph.D.	32,042	(19)	-	-	11.46	3/19/2025	-		-
Executive Vice President and Chief Technology Officer	10,000	(20)	-	-	15.60	5/18/2025	-		-
	28,861	(21)	614	-	32.30	1/20/2026	614	(22)	12,636
	22,343	(23)	10,157	-	30.54	2/10/2027	6,094	(24)	125,415
	21,875	(25)	28,125	-	24.35	1/25/2028	15,625	(26)	321,563
	-	(27)	25,600	-	15.90	1/25/2029	38,400	(28)	790,272

Shirley Kuhlmann	17,500	(29)	22,500	-	24.03	4/4/2028	12,500	(30)	257,250
Executive Vice President and General Counsel	-	(31)	25,600	-	15.90	1/25/2029	38,400	(32)	790,272

Richard Malamut, M.D.	-	(33)	85,000	-	15.12	4/1/2029	42,500	(34)	874,650
Executive Vice President and Chief Medical Officer

(1) A stock option to purchase 259,283 shares of our common stock was granted to Mr. Ciaffoni on May 31, 2017. As of December 31, 2019,  32,410 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on May 31, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period. Pursuant to Mr. Ciaffoni’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Ciaffoni’s employment without cause or upon resignation by Mr. Ciaffoni for good reason within twelve months of the occurrence of a change of control.

(2) Mr. Ciaffoni was awarded 84,268 restricted stock units on May 31, 2017. Twenty-five percent (25%) of the restricted stock units vested on May 31, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Ciaffoni’s continued service with us.

(3) A stock option to purchase 50,000 shares of our common stock was granted to Mr. Ciaffoni on January 25, 2018. As of December 31, 2019,  21,875 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option becoming vested and exercisable on February 10, 2019 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Mr. Ciaffoni’s continued service with the Company.

(4) Mr. Ciaffoni was awarded 25,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Ciaffoni’s continued service with the Company.

(5) A  stock option to purchase 41,418 shares of our common stock was granted to Mr. Ciaffoni on July 1, 2018. As of December 31, 2019,  12,943 option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on July 1, 2019, and the balance vests in equal quarterly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(6) Mr. Ciaffoni was awarded 25,140 restricted stock units on July 1, 2018. Twenty-five percent (25%) of the restricted stock units vested on July 1, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share of common stock) over the following three-year period, subject to the Mr. Ciaffoni’s continued service with the Company.

(7) A stock option to purchase 90,000 shares of our common stock was granted to Mr. Ciaffoni on January 25, 2019. As of December 31, 2019, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on January 25, 2020, and the balance vests in equal quarterly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(8) Mr. Ciaffoni was awarded 135,000 restricted stock units and performance share units on January 25, 2019. Twenty-five percent (25%) of the restricted stock units vest on January 25, 2020, and the balance of the restricted stock units vest in equal annual installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the executive’s continued service with the Company. Performance share units granted in 2019 vest following a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria and the executive’s continued employment through the performance period.

(9) A stock option to purchase 29,607 shares of our common stock was granted to Mr. Brannelly on March 19, 2015. As of December 31, 2019,  29,607 option shares were exercisable. The option vests and becomes exercisable monthly over the four-year period following the grant date. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(10) A stock option to purchase 22,929 shares of our common stock was granted to Mr. Brannelly on May 14, 2015. As of December 31, 2019,  22,929 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on May 14, 2016 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(11) A stock option to purchase 29,475 shares of our common stock was granted to Mr. Brannelly on January 20, 2016. As of December 31, 2019,  28,861 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on January 20, 2017 and the remaining shares underlying the option vesting in monthly installments over the remaining three years of the four-year period. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(12) Mr. Brannelly was awarded 4,913 restricted stock units on January 20, 2016. Twenty-five percent (25%) of the restricted stock units vested on January 20, 2017, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Brannelly’s continued service with us.

(13) A stock option to purchase 32,500 shares of our common stock was granted to Mr. Brannelly on February 10, 2017. As of December 31, 2019,  22,343 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period. Pursuant to Mr. Brannelly’s employment agreement, the option will immediately become fully vested and exercisable upon termination of Mr. Brannelly’s employment without cause or upon resignation by Mr. Brannelly for good reason within twelve months of the occurrence of a change of control.

(14) Mr. Brannelly was awarded 16,250 restricted stock units on February 10, 2017. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Brannelly’s continued service with us.

(15) A stock option to purchase 50,000 shares of our common stock was granted to Mr. Brannelly on January 25, 2018. As of December 31, 2019,  21,875 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2019 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Mr. Brannelly’s continued service with the Company.

(16) Mr. Brannelly was awarded 25,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Mr. Brannelly’s continued service with the Company.

(17) A stock option to purchase 32,000 shares of our common stock was granted to Mr. Brannelly on January 25, 2019. As of December 31, 2019, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on January 25, 2020, and the balance vests in equal quarterly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(18) Mr. Brannelly was awarded 48,000 restricted stock units and performance share units on January 25, 2019. Twenty-five percent (25%) of the restricted stock units vest on January 25, 2020, and the balance of the restricted stock units vest in equal annual installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the executive’s continued service with the Company. Performance share units granted in

2019 vest following a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria and the executive’s continued employment through the performance period.

(19) A stock option to purchase 60,378 shares of our common stock was granted to Ms. Fleming on March 19, 2015. As of December 31, 2019,  32,042 of the option shares were exercisable. The option vests and becomes exercisable in equal installments (rounded up to the nearest whole share) on a monthly basis over a four-year period commencing on March 19, 2015, subject to Ms. Fleming’s continued service with the Company.

(20) A stock option to purchase 10,000 shares of our common stock was granted to Ms. Fleming on May 18, 2015. As of December 31, 2019,  10,000 of the option shares were exercisable. The option vests and becomes exercisable over a four-year period commencing on May 18, 2015. Twenty-five percent (25%) of the option vested and became exercisable on May 18, 2016, and the balance vests in equal monthly installments (rounded up to the nearest whole share) over the remaining three years of the four-year period, subject to Ms. Fleming’s continued service with the Company.

(21) A stock option to purchase 29,475 shares of our common stock was granted to Ms. Fleming on January 20, 2016. As of December 31, 2019,  28,861 of the option shares were exercisable. The option vests and becomes exercisable over a four-year period commencing on January 20, 2016. Twenty-five percent (25%) of the option vests and becomes exercisable on January 20, 2017, and the balance vests in equal monthly installments (rounded up to the nearest whole share) over the remaining three years of the four-year period, subject to Ms. Fleming’s continued service with the Company.

(22) Ms. Fleming was awarded 4,913 restricted stock units on January 20, 2016. Twenty-five percent (25%) of the restricted stock units vested on January 20, 2017, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Ms. Fleming’s continued service with us.

(23) A stock option to purchase 32,500 shares of our common stock was granted to Ms. Fleming on February 10, 2017. As of December 31, 2019,  22,343 of the option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2018 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period.

(24) Ms. Fleming was awarded 16,250 restricted stock units on February 10, 2017. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2018, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Ms. Fleming’s continued service with us.

(25) A stock option to purchase 50,000 shares of our common stock was granted to Ms. Fleming on January 25, 2018. As of December 31, 2019,  21,875 option shares were exercisable. The option vests and becomes exercisable over the four-year period following the grant date, with 25% of the option having become vested and exercisable on February 10, 2019 and the remaining shares underlying the option vesting in quarterly installments over the remaining three years of the four-year period, subject to Ms. Fleming’s continued service with the Company.

(26) Ms. Fleming was awarded 25,000 restricted stock units on January 25, 2018. Twenty-five percent (25%) of the restricted stock units vested on February 10, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Ms. Fleming’s continued service with the Company.

(27) A stock option to purchase 25,600 shares of our common stock was granted to Ms. Fleming on January 25, 2019. As of December 31, 2019, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on January 25, 2020, and the balance vests in equal quarterly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(28) Ms. Fleming was awarded 38,400 restricted stock units and performance share units on January 25, 2019. Twenty-five percent (25%) of the restricted stock units vest on January 25, 2020, and the balance of the restricted stock units vest in equal annual installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the executive’s continued service with the Company. Performance share units granted in 2019 vest following a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria and the executive’s continued employment through the performance period.

(29) A stock option to purchase 40,000 shares of our common stock was granted to Ms. Kuhlmann on April 4, 2018. As of December 31, 2019,  17,500 option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on March 16, 2019, and the balance vests in equal monthly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to Ms. Kuhlmann’s continued service with the Company.

(30) Ms. Kuhlmann was awarded 20,000 restricted stock units on April 4, 2018. Twenty-five percent (25%) of the restricted stock units vested on March 16, 2019, and the balance of the restricted stock units vest in equal installments every six months (in each case, rounded up to the nearest whole share of common stock) over the following three-year period, subject to Ms. Kuhlmann’s continued service with the Company.

(31) A stock option to purchase 25,600 shares of our common stock was granted to Ms. Kuhlmann on January 25, 2019. As of December 31, 2019, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on January 25, 2020, and the balance vests in equal quarterly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(32) Ms. Kuhlmann was awarded 38,400 restricted stock units and performance share units on January 25, 2019. Twenty-five percent (25%) of the restricted stock units vest on January 25, 2020, and the balance of the restricted stock units vest in equal annual installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the executive’s continued service with the Company. Performance share units granted in 2019 vest following a three-year performance period, subject to the satisfaction of the annual and cumulative performance criteria and the executive’s continued employment through the performance period.

(33) A stock option to purchase 85,000 shares of our common stock was granted to Dr. Malamut on April 1, 2019. As of December 31, 2019, none of the option shares were exercisable. Twenty-five percent (25%) of the option vests and becomes exercisable on April 1, 2020, and the balance vests in equal monthly installments (rounded up to the nearest whole share of common stock) over the following three-year period, subject to the reporting person's continued service with the Company.

(34) Dr. Malamut was awarded 42,500 restricted stock units on April 1, 2019. Twenty-five percent (25%) of the restricted stock units vest on April 1, 2020, and the balance of the restricted stock units vest in equal quarterly installments (rounded up to the nearest whole share) over the remaining three years of the four-year period following the award date, subject to Dr. Malamut’s continued service with the Company.

Option Exercises and Stock Vested

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2019 with respect to each of our named executive officers:

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Name and Principal Position	(#)	($)	(#)	($)
Joseph Ciaffoni	64,821	683,930	36,727	558,226
President and Chief Executive Officer

Paul Brannelly	-	-	14,665	193,149
Executive Vice President and Chief Commercial Officer

Alison Fleming, Ph.D.	25,000	342,741	14,665	193,149
Executive Vice President and Chief Technology Officer

Shirley Kuhlmann	-	-	7,500	116,000
Executive Vice President and General Counsel

Richard Malamut, M.D.	-		-	-
Executive Vice President and Chief Medical Officer

Retirement Benefits

We maintain a 401(k) Plan for all employees who are 18 years of age or older. Employees can contribute up to 90% of their eligible pay, subject to maximum amounts allowed under law. We provide matching and profit-sharing contributions under the 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2019 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this proxy statement.

Employment Agreements

We have entered into employment agreements with certain of our named executive officers that provide for salary, cash incentives, and severance compensation. For more information regarding these employment agreements, see “Executive Compensation—Employment Agreements” and “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Equity Issued to Executive Officers and Directors

We have granted common stock and/or stock options to our named executive officers and non-employee directors, as more fully described in “Executive Compensation—Employment Agreements,” “Executive Compensation—Equity Awards During Fiscal Year ended December 31, 2019” and “Proposal 1: Election of Directors—Corporate Governance—Compensation of Non-Employee Directors.”

Indemnification Agreements with our Directors and Officers

We have entered into, and intend to continue to enter into, indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors and/or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our shareholders. A shareholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Policies and Procedures for Transactions with Related Persons

Our Board has adopted a related party transactions policy for us. Pursuant to the related party transactions policy, we will review all transactions with a dollar value in excess of $120,000 involving us in which any of our directors, director nominees, significant shareholders and executive officers and their immediate family members will be participants, to determine whether such person has a direct or indirect material interest in the transaction. All directors, director nominees and executive officers are required to promptly notify our Chief Financial Officer of any proposed transaction involving us in which such person has a direct or indirect material interest. Such proposed transaction will then be reviewed by the audit committee to determine whether the proposed transaction is a related party transaction under our policy. In reviewing any related party transaction, the audit committee determines whether or not to approve or ratify the transaction based on all relevant facts and circumstances, including the following:

•	the materiality and character of the related person’s interest in the transaction;
•	the commercial reasonableness of the terms of the transaction;
•	the benefit and perceived benefit, or lack thereof, to us;
•	the opportunity costs of alternate transactions; and
•	the actual or apparent conflict of interest of the related person.

In the event that any member of the audit committee is not a disinterested member with respect to the related person transaction under review, that member will be excluded from the review and approval or rejection of such related party transaction and another director may be designated to join the committee for purposes of such review. Whenever practicable, the reporting, review and approval will occur prior to entering into the transaction. If advance review and approval is not practicable, the audit committee will review and may, in its discretion, ratify the related party transaction. After any such review, the audit committee will approve or ratify the transaction only if it determines that the transaction is in, or not inconsistent with, the best interests of us and our shareholders. Our related party transaction policy is available on our website, www.collegiumpharma.com, under the “Investor Relations” section. The information contained in, or that can be accessed through, our website is not part of this proxy statement.

PROPOSAL 3: AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION
TO DECLASSIFY THE BOARD OF DIRECTORS

The Board is submitting for approval by shareholders the following proposed amendment and restatement of our Articles of Incorporation to eliminate, over a period of three years, the classification of the Board, without affecting the unexpired terms of directors.

Our Articles of Incorporation currently provide that the Board shall be divided into three classes of directors, with each class elected every three years for a three-year term. Since our initial public offering, we have had a classified board structure. The Board has historically believed that this classified board structure promotes continuity and stability of strategy, ensures that a potential acquirer in a takeover situation negotiates with the Board, and facilitates the ability of the Board to focus on creating long-term shareholder value. The Board is aware that the current trend in corporate governance is leading away from classified boards in favor of electing all directors annually and also recognizes that a classified board structure may reduce directors’ accountability to shareholders because such a structure does not enable shareholders to express a view on each director’s performance by means of an annual vote. Moreover, many institutional investors believe that the election of directors is the primary means for shareholders to influence corporate governance policies and to increase accountability for implementing those policies.

After considering the advantages and disadvantages of declassification, including feedback from shareholders and views of commentators, the Board has determined that it is advisable and in the best interests of the Company and its shareholders to amend and restate the Articles of Incorporation to declassify the Board over the next three years. The Board believes that a declassified board structure should be phased-in so that directors serving immediately following the Annual Meeting can serve out the terms to which they have been elected. Approval by shareholders of this proposal would result in a fully declassified Board by the 2023 annual meeting of shareholders.

If the proposed amendment and restatement is adopted and becomes effective, directors in office immediately after the Annual Meeting would serve out their three-year terms, but directors elected by shareholders beginning at the 2021 annual meeting of shareholders would be elected to one-year terms. Beginning at the 2023 annual meeting of shareholders, all directors would be subject to annual election for one-year terms.

The pertinent section of the proposed amendment and restatement of our Articles of Incorporation as it would be amended and restated upon shareholder approval of this proposal to declassify the Board is attached as Appendix A to this Proxy Statement.

The Board has unanimously approved, adopted and declared advisable the amendment and restatement of our Articles of Incorporation to declassify our Board in phases as described above. The Board has also adopted resolutions recommending that the proposed amendment and restatement be submitted to shareholders and recommending that shareholders approve them.

The affirmative vote of a majority of all outstanding shares of the Company is required to approve this Proposal 3 to amend and restate the Articles of Incorporation to declassify the Board as described above. See information about the voting standard for this proposal on page 4.

If approved, this proposal would become effective, and the amendment and restatement of the Articles of Incorporation described in Appendix A to this Proxy Statement would be implemented, upon the filing of an amended and restated Articles of Incorporation containing the proposed amendment and restatement with the Secretary of State of Virginia, which the Company intends to do promptly after the required shareholder approval is obtained.

Recommendation of our Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS.

PROPOSAL 4: AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION
TO ELIMINATE THE SUPERMAJORITY VOTING REQUIREMENT FOR AMENDMENTS TO THE BYLAWS

The Board is submitting for approval by shareholders the following proposed amendment and restatement of our Articles of Incorporation to eliminate the supermajority voting requirement for amendments to our Bylaws.

Our Articles of Incorporation currently requires a supermajority vote of at least two-thirds of all outstanding shares of the Company to adopt, amend or repeal provisions of the Bylaws. This proposed amendment would reduce the required shareholder approval for these actions to a simple majority of the voting power of the Company’s outstanding shares.

The pertinent section of the proposed amendment and restatement of our Articles of Incorporation as it would be amended and restated upon shareholder approval of this proposal to eliminate the supermajority voting requirement for amendments to our Bylaws is attached as Appendix B to this Proxy Statement.

Our Nominating and Corporate Governance Committee and the Board frequently review the Company’s governance structure and practices. Based on that review, which included consideration of current good governance practices and the advantages and disadvantages of the supermajority provision, the Board has unanimously approved and recommends that shareholders approve the amendment and restatement of the Articles of Incorporation to replace supermajority voting requirement for amendments to our Bylaws with a simple majority of outstanding shares requirement.

The affirmative vote of a majority of all outstanding shares of the Company is required to approve this Proposal 4 to amend and restate the Articles of Incorporation to replace supermajority voting requirement with a simple majority of outstanding shares requirement as described above. See information about the voting standard for this proposal on page 4.

If approved, this proposal would become effective, and the amendment and restatement of the Articles of Incorporation described in Appendix B to this Proxy Statement would be implemented, upon the filing of an amended and restated Articles of Incorporation containing the proposed amendment and restatement with the Secretary of State of Virginia, which the Company intends to do promptly after the required shareholder approval is obtained.

Recommendation of our Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF AMENDMENT AND RESTATEMENT OF THE ARTICLES OF INCORPORATION to eliminate the supermajority voting requirement for amendments to our Bylaws.

PROPOSAL 5: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and our Board has directed that management submit the appointment of the Company’s independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and be available to respond to appropriate questions. Deloitte & Touche LLP was appointed to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2016 on April 11, 2016.

Shareholder ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by Virginia law, our articles of incorporation or our bylaws. However, our Board is submitting the audit committee’s appointment of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the audit committee will reconsider whether to retain that firm. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of the Company and its shareholders.

Independent Registered Public Accountants’ Fees

The following table sets forth the aggregate fees billed to us by Deloitte & Touche LLP, our independent registered public accounting firm, for the fiscal years ended December 31, 2018 and December 31, 2019, respectively, as described below:

Fee Category	2018	2019
Audit Fees	$912,200	$928,875
Audit-Related Fees	12,000	22,658
Tax Fees	—	125,000
All Other Fees	—	—
Total Fees	$924,200	$1,076,533

Audit Fees: Audit Fees consist of fees billed for professional services performed by Deloitte & Touche LLP for the audit of our annual consolidated financial statements and system of internal control over financial reporting; the reviews of interim consolidated financial statements; and consultations regarding accounting and financial reporting.

Audit-Related Fees: Audit Related Fees for 2018 and 2019 include fees billed by an independent registered public accounting firm for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. Such amounts include fees billed by Deloitte & Touche LLP for services provided in connection with the submission of our Registration Statements on Form S-3 and Form S-8.

Tax Fees: Tax Fees consist of fees billed for permissible professional services performed by Deloitte Tax LLP, an affiliate of Deloitte & Touche LLP, for tax planning and advice regarding the application of Section 382 of the Internal Revenue Code.  There were no such fees incurred in 2018.

All Other Fees: There were no such fees incurred in 2018 or 2019.

The audit committee has considered the services listed above to be compatible with maintaining Deloitte & Touche LLP’s independence.

Pre-Approval Policies and Procedures

In accordance with the Sarbanes-Oxley Act of 2002, as amended, the audit committee’s policy is to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee may, in accordance with applicable law, establish pre-approval policies and procedures for the engagement of the independent auditor or other registered public accounting firm to render services to the Company. The Chair of the audit committee and any other member of the audit committee to whom authority has been delegated by the audit committee has the authority in between meetings to pre-approve any audit or non-audit services, including fees, to be performed by the independent registered public accounting firm, provided that any such approvals are presented to the audit committee at its next scheduled meeting. In fiscal years 2018 and 2019, all of the services performed by our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

Recommendation of our Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our capital stock outstanding as of the Record Date by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our shares of common stock;
•	each of our directors and director nominees;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage ownership information is based on 34,306,040 shares of common stock outstanding as of the Record Date. Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules attribute beneficial ownership of securities as of a particular date to persons who hold options or warrants to purchase shares of common stock and that are exercisable within 60 days of such date. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Collegium Pharmaceutical, Inc., 100 Technology Center Drive, Suite 300, Stoughton, MA 02072.

	Number of	Percentage
	shares	of shares
	beneficially	beneficially
Name and Address of Beneficial Owner	owned	owned
5% or greater shareholders:
Janus Henderson Group plc (1)	4,502,349	13.12%
BlackRock, Inc. (2)	2,565,927	7.48%
Eventide Asset Management, LLC (3)	2,427,976	7.08%
Camber Capital Management LP (4)	2,000,000	5.83%
Franklin Resources, Inc. (5)	1,770,152	5.16%
The Vanguard Group (6)	1,680,654	4.90%
Directors, Nominees and Named Executive Officers:
Joseph Ciaffoni (7)	159,860	*
Paul Brannelly (8)	253,128	*
Alison Fleming (9)	168,060	*
Shirley Kuhlmann (10)	41,042	*
Richard Malamut, M.D. (11)	33,646	*
Michael Heffernan, R.Ph. (12)	549,662	1.60%
Garen Bohlin (13)	78,418	*
John Fallon, M.D. (14)	57,796	*
John Freund, M.D. (15)	107,846	*
David Hirsch, M.D., Ph.D. (16)	26,531	*
Gwen Melincoff (17)	45,947	*
Gino Santini (18)	87,621	*
Theodore Schroeder (19)	64,433	*
All current executive officers and directors as a group (14 persons)(20)	1,730,174	5.04%

*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 13, 2020, Janus Henderson Group plc, a Jersey public limited company located at 201 Bishopsgate EC2M 3AE, London, United Kingdom (“Janus Henderson”), reported aggregate beneficial ownership of 4,502,349 shares of our common stock as of December 31, 2019. Janus Henderson reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.

(2)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 5, 2020, BlackRock, Inc., a Delaware corporation, located at 55 East 52nd Street, New York, NY 10055 (“BlackRock”), reported aggregate beneficial ownership of 2,565,927 shares of our common stock as of December 31, 2019. BlackRock reported that it possessed sole voting power of 2,506,740 shares and sole dispositive power of 2,565,927 shares. BlackRock also reported that it did not possess shared voting or dispositive power over any shares beneficially owned.

(3)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 4, 2020, Eventide Asset Management, LLC, a Delaware limited liability company located at One International Place, 35th floor, Boston, MA 02110 (“Eventide”), reported aggregate beneficial ownership of 2,427,976 shares of our common stock as of December 31, 2019. Eventide reported that it possessed sole voting and dispositive power of all of its shares and that it did not possess shared voting or dispositive power over any shares beneficially owned.

(4)

Based solely on a Schedule 13G filed with the SEC on February 4, 2020, Camber Capital Management LP, a Delaware limited partnership located at 101 Huntington Avenue, Suite 2102, Boston, MA 02199 (“Camber”), reported aggregate beneficial ownership of 2,000,000 shares of our common stock as of February 11, 2020.

Camber reported that it possessed shared voting and dispositive power of all of its shares and that it did not possess sole voting or dispositive power over any shares beneficially owned.
(5)

Based solely on an Amendment to Schedule 13G filed with the SEC on February 4, 2020, Franklin Resources Inc., a Delaware corporation (“FRI”), located at One Franklin Parkway, San Mateo, CA 94403, reported aggregate beneficial ownership of 1,770,152 shares of our common stock by virtue of being the investment adviser, directly or indirectly, to investment management clients that directly or indirectly own such common shares.  Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI.  FRI and Messrs. Johnson may be deemed to be, for purposes of Rule 13d-3 under the Act, the beneficial owners of securities held by persons and entities for whom or for which FRI subsidiaries provide investment management services.

(6)

Based solely on a Schedule 13G filed with the SEC on February 4, 2020, The Vanguard Group, Inc., a Pennsylvania corporation (“Vanguard”), located at 100 Vanguard Blvd., Malvern, PA 19355, reported aggregate beneficial ownership of 1,680,654 shares of our common stock.  Vanguard reported that it possessed sole voting power of 66,353 shares and sole dispositive power of 1,603,050 shares.  Vanguard also reported that it had shared voting power of 14,300 shares and shared dispositive power of 77,604 shares.

(7)	Includes 122,985 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(8)	Includes 146,542 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(9)	Includes 134,048 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(10)	Includes 29,667 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(11)	Includes 33,646 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(12)	Includes 504,569 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(13)	Includes 76,165 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(14)	Includes 53,168 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(15)	Includes 62,180 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(16)	Includes 14,121 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(17)	Includes 43,694 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(18)	Includes 62,180 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.
(19)	Includes 62,180 shares of our common stock subject to options exercisable and restricted stock units vesting within 60 days of the Record Date.

(20)

Includes 1,396,895 shares of common stock which the directors and current executive officers (i.e., Messrs. Ciaffoni, Brannelly and Dreyer, Drs. Fleming and Malamut, and Ms. Kuhlmann) (i) have the right to acquire upon the exercise of stock options that were exercisable as of the Record Date, or that will become exercisable within 60 days after that date; or (ii) will acquire upon vesting of restricted stock units within 60 days after the Record Date.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of our stock, to file with the SEC initial reports of ownership and reports of changes in ownership in our stock. Such persons are required by SEC regulations to furnish to us copies of all Section 16(a) forms they file. As a matter of practice, our administrative staff assists our directors and executive officers in preparing and filing such reports with the SEC. To our knowledge, based solely on our review of copies of the reports received by us, all such Section 16(a) filing requirements were met, except that a Form 4 for Mr. Heffernan to disclose awards of restricted stock units and options on April 25, 2019 was not filed on a timely basis due to an administrative delay; the Form 4 received a next-day filing date on April 30, 2019.

SECURITIES AUTHORIZED FOR
ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table contains information about our equity compensation plans as of December 31, 2019.

Number of securities
	Number of securities		Weighted-average	remaining available for
	to be issued		exercise price of	future issuance under
	upon exercise		outstanding	equity compensation
	of outstanding		options,	plans
	options,		warrants and	(excluding securities
	warrants and rights		rights	reflected in column (a))
Plan category	(a)		(b)	(c)
Equity compensation plans approved by security holders:
—2014 Stock Incentive Plan	3,955,887	–	$16.00	1,295,200
—2015 Employee Stock Purchase Plan	-		-	1,046,568
Equity compensation plans not approved by security holders	-		-	-
Total	3,955,887		$16.00	2,341,768

The number of shares reserved for issuance under the 2014 Stock Incentive Plan automatically increases on January 1st each year, starting on January 1, 2016 and continuing through January 1, 2025, by an amount equal to four percent (4%) of the total number of shares of our capital stock outstanding on December 31st of the immediately preceding calendar year. Notwithstanding the foregoing, our Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the maximum number of shares that may be issued in respect of awards under the 2014 Stock Incentive Plan or that the increase in the maximum number of shares that may be issued in respect of awards for such year will be a lesser number of shares of common stock than would otherwise occur pursuant to the preceding sentence.

The number of shares reserved for issuance under the 2015 Employee Stock Purchase Plan automatically increases on January 1st each year, starting on January 1, 2016 and ending on December 31, 2025, by an amount equal to the least of (a) 400,000 shares, (b) one percent (1%) of the total number of shares of our common stock outstanding on January 1st of each year, and (c) a number determined by our Board.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2020
ANNUAL MEETING OF SHAREHOLDERS

Proposals of shareholders intended to be presented at our 2021 annual meeting of shareholders must be received by us no later than December 10, 2020, which is 120 calendar days prior to the first anniversary of the date on which our proxy statement was released to shareholders in connection with the Annual Meeting, in order to be included in our proxy statement and form of proxy relating to the 2021 annual meeting of shareholders, unless the date of the 2021 annual meeting of shareholders is changed by more than 30 days from the anniversary of the Annual Meeting, in which case the deadline for such proposals will be a reasonable time before we begin to print and send our proxy materials. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement.

In addition, our bylaws establish an advance notice procedure for nominations for election to our Board and other matters that shareholders wish to present for action at an annual meeting other than those to be included in our proxy statement. In general, notice must be received at our principal executive offices not less than 90 calendar days before nor more than 120 calendar days before the one-year anniversary of the previous year’s annual meeting of shareholders. Therefore, to be presented at our 2021 annual meeting of shareholders, such a proposal must be received by us no earlier than January 20, 2021 and no later than February 19, 2021. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received no earlier than the close of business 120 calendar days prior to such annual meeting and no later than the close of business on the later of 90 days prior to such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, then such notice must be received by the tenth day following the day on which public announcement of the date of such meeting was first made by us.

Any proposals we do not receive in accordance with the above standards will not be voted on at the 2021 annual meeting of shareholders. Shareholders are advised to review our bylaws which also specify requirements as to the form and content of a shareholder’s notice.

Any proposals, notices or information about proposed director candidates should be sent to:

Collegium Pharmaceutical, Inc.

100 Technology Center Drive, Suite 300
Stoughton, MA 02072

Attention: Corporate Secretary

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple shareholders residing at the same address. This process enables us to reduce our printing and distribution costs and reduce our environmental impact. Householding is available to both registered shareholders and beneficial owners of shares held in street name.

Registered Shareholders

If you are a registered shareholder and have consented to householding, then we will deliver or mail one Notice or set of our proxy materials, as applicable, for all registered shareholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to our Corporate Secretary by telephone at (781) 713‑3699 or by mail at 100 Technology Center Drive, Suite 300, Stoughton, MA 02072. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice to a shareholder at a shared address to which a single copy of the documents was delivered.

If you are a registered shareholder who has not consented to householding, then we will continue to deliver or mail Notices or copies of our proxy materials, as applicable, to each registered shareholder residing at the same address. You may elect to participate in householding and receive only one Notice or set of proxy materials, as applicable, for all registered shareholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Shareholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

ANNUAL REPORT

This proxy statement is accompanied by our 2019 Annual Report to Shareholders, which includes our Annual Report on Form 10‑K for the fiscal year ended December 31, 2019. The 2019 Form 10‑K includes our audited financial statements. We have filed the 2019 Form 10‑K with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at www.collegiumpharma.com. In addition, upon written request to our Corporate Secretary at 100 Technology Center Drive, Stoughton, MA 02072, we will mail a paper copy of our 2019 Form 10‑K, including the financial statements and the financial statement schedules, to you free of charge.

OTHER MATTERS

We do not know of any business that will be presented for consideration or action by the shareholders at the Annual Meeting other than that described in this proxy statement. If, however, any other business is properly brought before the meeting, shares represented by proxies will be voted in accordance with the best judgment of the persons named in the proxies or their substitutes. All shareholders are urged to complete, sign and return the proxy card.

APPENDIX A

PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD OF DIRECTORS

If Proposal 3 is approved by shareholders at the Annual Meeting, the following amendments to Article IV of the Articles of Incorporation will be approved.1

ARTICLE IV

The number of directors shall be fixed by or in accordance with the Bylaws. ~~Commencing with the 2015 annual meeting of shareholders, the Board of Directors shall be divided into three classes, Class I, Class II and Class III, as nearly equal in number as possible. At the 2015 annual meeting of shareholders (or pursuant to written consent in lieu of such annual meeting), directors of the first class (Class I) shall be elected to hold office for a term expiring at the 2016 annual meeting of shareholders, directors of the second class (Class II) shall be elected to hold office for a term expiring at the 2017 annual meeting of shareholders and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 2018 annual meeting of shareholders and, in each case, until such directors’ successors are duly elected and qualified. At each annual meeting of shareholders after 2015, the successors to the class of directors whose terms then shall expire shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until such directors’ successors are duly elected and qualified. When the number of directors is changed, any newly created directorships or any decrease in directorships shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.~~ [As of the date of these Articles, the Board of Directors consists of three classes of directors (Class I, whose terms expire at the 2022 annual meeting of shareholders; Class II, whose terms expire at the 2023 annual meeting of shareholders; and Class III, whose terms expire at the 2021 annual meeting of shareholders).  From and after the 2023 annual meeting of shareholders, but subject to the rights of holders of any class or series of Preferred Stock then outstanding, the Board of Directors shall consist of a single class of directors, whose terms shall not be staggered.

Subject to the rights of holders of any class or series of Preferred Stock then outstanding, the terms of the directors shall be as follows: (i) at the 2021 annual meeting of shareholders, the Class III directors and any other directors whose terms expire at the 2021 annual meeting of shareholders shall stand for election to hold office for a term expiring at the 2022 annual meeting of shareholders; (ii) at the 2022 annual meeting of shareholders, the Class I directors and any other directors whose terms expire at the 2022 annual meeting of shareholders shall stand for election to hold office for a term expiring at the 2023 annual meeting of shareholders; and (iii) at the 2023 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, each director shall be elected for a term expiring at the first annual meeting of shareholders following the director’s election.  Each director shall continue to hold office until the end of the term for which such director was elected and until the director’s successor shall have been elected and qualified or until the director’s prior death, resignation or removal.  When the number of directors is changed, any newly created directorships or any decrease in directorships shall, until the 2023 annual meeting of shareholders, be apportioned among the classes by the Board of Directors as to make all classes as nearly equal in number as possible.]

* * * * *

1The stricken through language represents existing language to be deleted, and language in brackets represents new language to be added. Multiple asterisks signify that text has been omitted, with no changes to the omitted text.

APPENDIX B

PROPOSED AMENDMENT AND RESTATEMENT OF THE COMPANY’S SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION TO ELIMINATE SUPERMAJORITY VOTING REQUIREMENTS FOR AMENDMENTS TO ITS AMENDED AND RESTATED BYLAWS

If Proposal 4 is approved by shareholders at the Annual Meeting, the following amendments to Article III of the Articles of Incorporation will be approved.2

ARTICLE III

* * * * *

(A) Voting Powers

* * * * *

2. Except as otherwise required by these Articles, the Act or the Board of Directors acting pursuant to subsection B of Section 13.1-707 (or any successor provision) of the Act:

* * * * *

(iv) the vote required to constitute any voting group’s approval of an adoption, amendment or repeal of the Bylaws shall be ~~more than two-thirds[~~a majority] of all votes entitled to be cast on the matter by such voting group.

* * * * *

2The stricken through language represents existing language to be deleted, and language in brackets represents new language to be added. Multiple asterisks signify that text has been omitted, with no changes to the omitted text.

MMMMMMMMMMMM MMMMMMMMMMMMMMM The Sample Company C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Online GIof ntoo welwewct.reonnviicsivoontrienpgo, rts.com/COPI delete QR code and control # oΔr scan the≈ QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/COPI Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + 1. Election of Joseph Ciaffoni, Michael Heffernan, R.Ph., and Gino Santini as Class II directors to hold office until the 2023 Annual Meeting. For Against Abstain For Against Abstain For Against Abstain 01 - Joseph Ciaffoni 02 - Michael Heffernan, R.Ph. 03 - Gino Santini For Against Abstain For Against Abstain 2. Approval of, on an advisory basis, the compensation of the Company’s named executive officers 3. Approval of a proposed amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation to declassify the Company’s Board of Directors 4. Approval of a proposed amendment and restatement of the Company’s Second Amended and Restated Articles of Incorporation to eliminate the supermajority voting requirement for amendments to the Company’s Amended and Restated Bylaws 5. Ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMM C 1234567890 J N T 5 7 2 8 4 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 4 038BDC MMMMMMMMM B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below A Proposals – The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3, 4 and 5. Annual Meeting Proxy Card1234 5678 9012 345

2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Collegium Pharmaceutical, Inc. Shareholders May 20, 2020, 8:30 a.m. Eastern Time Virtually via live webcast www.meetingcenter.io/200054000 The 2020 Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. will be held on Wednesday, May 20, 2020, at 8:30 a.m. (Eastern Time), virtually via live webcast at www.meetingcenter.io/200054000. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — COPI2020. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Notice of 2020 Annual Meeting of Shareholders Virtually via live webcast www.meetingcenter.io/200054000 Proxy Solicited by Board of Directors for Annual Meeting — May 20, 2020 Joseph Ciaffoni and Paul Brannelly, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Collegium Pharmaceutical, Inc. to be held on May 20, 2020 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR all director nominees and FOR Proposals 2, 3, 4 and 5. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Change of Address — Please print new address below. Comments — Please print your comments below. + C Non-Voting Items Proxy — Collegium Pharmaceutical, Inc. Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/COPI